Exhibit 2.1

Execution Draft

ASSET PURCHASE AGREEMENT

among

MainRock II Chandler, LLC, a Delaware limited liability company,

MainRock II Chantilly, LLC, a Delaware limited liability company,

MainRock, LLC, a Delaware limited liability company,

365 Jack London Square, LLC, a Delaware limited liability company, and

Rincon 365 Borrower, LLC, a Delaware limited liability company collectively, as the Sellers

and

Digital Realty Trust, L.P., a Maryland limited partnership

as the Purchaser

Dated: June 1, 2010

i

8.	Real Estate Commissions		46

9.	Termination and Default; Post-Closing Obligations		46
	9.1	Termination by the Purchaser	46
	9.2	Purchaser’s Default	47
	9.3	Sellers’ Default Prior to Closing	47
	9.4	Post-Closing Liability	47
	9.5	Sellers Minimum Net Worth Covenant	48
	9.6	Termination as to More Than One Property	48
	9.7	Termination Based on Strike Reserve Amount	49

10.	Miscellaneous		49
	10.1	Entire Agreement	49
	10.2	Binding On Successors and Assigns	49
	10.3	Assignment by Purchaser	49
	10.4	Waiver	49
	10.5	Governing Law; Consent to Jurisdiction	50
	10.6	Counterparts; Signatures	50
	10.7	Notices	50
	10.8	Attorneys’ Fees	51
	10.9	IRS Real Estate Sales Reporting	51
	10.10	Time Periods	51
	10.11	Modification of Agreement	51
	10.12	Further Instruments	51
	10.13	Descriptive Headings	52
	10.14	Time of the Essence	52
	10.15	Business Day	52
	10.16	Construction of Agreement	52
	10.17	No Personal Liability	52
	10.18	Execution by Officer of Purchaser	52
	10.19	JURY TRIAL WAIVER	52
	10.20	Survival	53
	10.21	Submission Not an Offer or Option	53
	10.22	No Recording.	53
	10.23	Several But Not Joint Liability.	53
	10.24	Information and Audit Cooperation	53

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Schedules and Exhibits

Schedule 1	Index of Defined Terms
Exhibit 1(a)	Description of Land
Exhibit 1(c)	Excluded Personal Property & Cupertino Electric Equipment
Exhibit 1(e)	Excluded Intangible Property
Exhibit 1(f)	Schedule of Property Contracts
Exhibit 1(g)	Excluded IT Systems
Exhibit 2	Allocation of Values
Exhibit 2.1	Form of Deposit Escrow Agreement
Exhibit 3.1	Surveys and Title Commitments
Exhibit 4.1(b)	Inspection Records
Exhibit 4.1(c)	Confidentiality Agreement
Exhibit 4.3A	Additional Baseline Disclosure Documents
Exhibit 4.3B	Adverse Discovery Matters
Exhibit 4.3C	Arbitration Procedures
Exhibit 5.1(c)	Major Tenants
Exhibit 5.1(c)(i)	Form of Estoppel Certificate
Exhibit 5.1(d)	Form of Seller Estoppel
Exhibit 5.6(b)A	REIT Amendment Tenants
Exhibit 5.6(b)B	Form of REIT Amendment
Exhibit 6.1(e)	Litigation / Current Tenants Subject to Bankruptcy Proceedings
Exhibit 6.1(f)	Violations of Law
Exhibit 6.1(h)	Conflicts
Exhibit 6.1(i)A	Schedule of Leases
Exhibit 6.1(i)B	Leases Requiring Notice or Consent
Exhibit 6.1(m)	Leased Personal Property
Exhibit 6.1(o)	Leasing/Brokerage Agreements/Rent Concessions
Exhibit 6.1(p)	Combined Statement of Revenue for Certain Properties
Exhibit 6.1(s)	Tenant Termination Rights
Exhibit 6.7	Schedule of Reports
Exhibit 7.2(a)-1	Form of Deed - California
Exhibit 7.2(a)-2	Form of Deed - Arizona
Exhibit 7.2(a)-3	Form of Deed - Virginia
Exhibit 7.2(b)	Form of Bill of Sale and General Assignment
Exhibit 7.2(c)	Form of Assignment and Assumption of Leases
Exhibit 7.2(h)	Updated Seller Representation Certificate
Exhibit 7.2(i)	Form of Owner’s Affidavit (and Gap Indemnity, if applicable)
Exhibit 7.3(d)	Updated Purchaser Representation Certificate
Exhibit 7.4(b)	Closing Costs
Exhibit 7.4(c)(xi)	Outage Events and Future Outages
Exhibit 7.4(c)(xii)	Provisions Related to Certain Tenant Matters

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 1, 2010 by and among MainRock II Chandler, LLC, a Delaware limited liability company (“Chandler Seller”), MainRock II Chantilly, LLC, a Delaware limited liability company (“Chantilly Seller”), MainRock, LLC, a Delaware limited liability company (“El Segundo Seller”), 365 Jack London Square, LLC, a Delaware limited liability company (“Oakland Seller”), and Rincon 365 Borrower, LLC, a Delaware limited liability company (“San Francisco Seller” and with Chandler Seller, Chantilly Seller, El Segundo Seller and Oakland Seller, each individually a “Seller” and, collectively, the “Sellers”), each with an address c/o Rockwood Capital, LLC, Two Embarcadero Center, 23rd Floor, San Francisco, CA 94111, and Digital Realty Trust, L.P., a Maryland limited partnership (the “Purchaser”), with an address at 560 Mission Street, Suite 2900, San Francisco, CA 94105.

1. Property Identification. Subject to the terms and provisions hereof, each Seller agrees, with respect to the Property (as hereinafter defined) owned by such Seller, to sell to Purchaser, and Purchaser agrees to purchase:

(a) Fee simple title to each of the following:

(i) the land located at 2121 South Price Road, Chandler, Arizona, more particularly described on Exhibit 1(a) attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Chandler Seller in and to any streets, alleys, passages and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Chandler Seller in all mineral and development rights appurtenant to such land (collectively, the “Chandler Land”);

(ii) the land located at 4030-50 Lafayette Center Drive, Chantilly, Virginia, more particularly described on Exhibit 1(a) attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Chantilly Seller in and to any streets, alleys, passages and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Chantilly Seller in all mineral and development rights appurtenant to such land (collectively, the “Chantilly Land”);

(iii) the land located at 2260 East El Segundo Boulevard, El Segundo, California, more particularly described on Exhibit 1(a) attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of El Segundo Seller in and to any streets, alleys, passages and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of El Segundo Seller in all mineral and development rights appurtenant to such land (collectively, the “El Segundo Land”);

(iv) the land located at 720 Second Street, Oakland, California, more particularly described on Exhibit 1(a) attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Oakland Seller in and to any streets, alleys, passages and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Oakland Seller in all mineral and development rights appurtenant to such land (collectively, the “Oakland Land”); and

(v) the land located at 365 Main Street, San Francisco, California, more particularly described on Exhibit 1(a) attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of San Francisco Seller in and to any streets, alleys, passages and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of San Francisco Seller in all mineral and development rights appurtenant to such land (collectively, the “San Francisco Land”).

The Chandler Land, the Chantilly Land, the El Segundo Land, the Oakland Land and the San Francisco Land shall collectively be referred to herein as the “Land”.

(b) All right, title and interest of the applicable Seller to each of the following:

(i) The two (2) story building containing approximately 293,479 square feet of raised floor area located on the Chandler Land and all other structures and other improvements situated upon the Chandler Land and all data center fixtures, systems, infrastructure and facilities owned by Chandler Seller and located on the Chandler Land (collectively, the “Chandler Improvements” and collectively with the Chandler Land, the “Chandler Real Property”);

(ii) The three (3) one (1) story buildings containing approximately 145,039 square feet of raised floor area located on the Chantilly Land and all other structures and other improvements situated upon the Chantilly Land and all data center fixtures, systems, infrastructure and facilities owned by Chantilly Seller and located on the Chantilly Land (collectively, the “Chantilly Improvements” and collectively with the Chantilly Land, the “Chantilly Real Property”);

(iii) The two (2) story building containing approximately 135,600 square feet of raised floor area located on the El Segundo Land and all other structures and other improvements situated upon the El Segundo Land and all data center fixtures, systems, infrastructure and facilities owned by El Segundo Seller and located on the El Segundo Land (collectively, the “El Segundo Improvements” and collectively with the El Segundo Land, the “El Segundo Real Property”);

(iv) The four (4) story building containing approximately 120,000 square feet of raised floor area located on the Oakland Land and all other structures and other improvements situated upon the Oakland Land and all data center fixtures, systems, infrastructure and facilities owned by Oakland Seller and located on the Oakland Land (collectively, the “Oakland Improvements” and collectively with the Oakland Land, the “Oakland Real Property”); and

(v) The four (4) story building containing approximately 227,184 square feet of raised floor area located on the San Francisco Land and all other structures and other improvements situated upon the San Francisco Land and all data center fixtures, systems, infrastructure and facilities owned by San Francisco Seller and located on the San Francisco Land (collectively, the “San Francisco Improvements” and collectively with the San Francisco Land, the “San Francisco Real Property”).

The Chandler Improvements, the Chantilly Improvements, the El Segundo Improvements, the Oakland Improvements and the San Francisco Improvements shall collectively be referred to herein as the “Improvements”. The Chandler Real Property, the Chantilly Real Property, the El Segundo Real Property, the Oakland Real Property and the San Francisco Real Property are each individually referred to herein as a “Real Property” and collectively as the “Real Properties”.

(c) All right, title and interest of the applicable Seller to each of the following:

(i) All furniture, equipment, machinery, rack systems, inventories, supplies, signs, operating manuals, policies, procedures and other tangible personal property of every kind and nature, if any, that is installed, located at or used in connection with the operation of the Chandler Real Property; but excluding those items (i) owned by the Chandler Tenants (as hereinafter defined), (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(c) attached hereto, or (iii) otherwise set forth as excluded on Exhibit 1(c) attached hereto (collectively, the “Chandler Personal Property”);

(ii) All furniture, equipment, machinery, rack systems, inventories, supplies, signs, operating manuals, policies, procedures and other tangible personal property of every kind and nature, if any, that is installed, located at or used in connection with the operation of the Chantilly Real Property; but excluding those items (i) owned by the Chantilly Tenants (as hereinafter defined), (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(c) attached hereto, or (iii) otherwise set forth as excluded on Exhibit 1(c) attached hereto (collectively, the “Chantilly Personal Property”);

(iii) All furniture, equipment, machinery, rack systems, inventories, supplies, signs, operating manuals, policies, procedures and other tangible personal property of every kind and nature, if any, that is installed, located at or used in connection with the operation of the El Segundo Real Property; but excluding those items (i) owned by the El Segundo Tenants (as hereinafter defined), (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(c) attached hereto, or (iii) otherwise set forth on Exhibit 1(c) attached hereto (collectively, the “El Segundo Personal Property”);

(iv) All furniture, equipment, machinery, rack systems, inventories, supplies, signs, operating manuals, policies, procedures and other tangible personal property of every kind and nature, if any, that is installed, located at or used in connection with the operation of the Oakland Real Property; but excluding those items (i) owned by the Oakland Tenants (as hereinafter defined), (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(c) attached hereto, or (iii) otherwise set forth as excluded on Exhibit 1(c) attached hereto (collectively, the “Oakland Personal Property”); and

(v) All furniture, equipment, machinery, rack systems, inventories, supplies, signs, operating manuals, policies, procedures and other tangible personal property of every kind and nature, if any, that is installed, located at or used in connection with the operation of the San Francisco Real Property; but excluding those items (i) owned by the San Francisco Tenants (as hereinafter defined), (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(c) attached hereto, or (iii) otherwise set forth as excluded on Exhibit 1(c) attached hereto (collectively, the “San Francisco Personal Property”).

(vi) The equipment and machinery currently in storage and listed as the “Cupertino Electric Equipment” in Exhibit 1(c) attached hereto (the “Cupertino Electric Equipment”).

The Chandler Personal Property, the Chantilly Personal Property, the El Segundo Personal Property, the Oakland Personal Property, the San Francisco Personal Property and the Cupertino Electric Equipment shall collectively be referred to herein as the “Personal Property”.

(d) All of the applicable Seller’s rights in:

(i) all leases, licenses and other occupancy agreements covering any portion of the Chandler Real Property, which are (a) entered into prior to the date hereof (including all amendments, modifications and supplements thereof entered into in accordance with this Agreement) (collectively, the “Chandler Existing Leases”) and (b) New Leases (as hereinafter defined) entered into after the date hereof with respect to the Chandler Real Property in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereto entered into in accordance with the terms of this Agreement) (the Chandler Existing Leases and the aforementioned New Leases are referred to herein as, collectively, the “Chandler Leases”), as well as all of Chandler Seller’s rights to any existing security deposits and other tenant deposits, lease guarantees, letters of credit or other forms of credit enhancement (collectively, the “Chandler Tenant Deposits”) related to any tenants, licensees or occupants identified on the Schedule of Leases (as hereinafter defined) or pursuant to any of the New Leases with respect to the Chandler Real Property (collectively, the “Chandler Tenants”);

(ii) all leases, licenses and other occupancy agreements covering any portion of the Chantilly Real Property, which are (a) entered into prior to the date hereof (including all amendments, modifications and supplements thereof entered into in accordance with this Agreement) (collectively, the “Chantilly Existing Leases”) and (b) New Leases entered into after the date hereof with respect to the Chantilly Real Property in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereto entered into in accordance with the terms of this Agreement) (the Chantilly Existing Leases and the aforementioned New Leases are referred to herein as, collectively, the “Chantilly Leases”), as well as all of Chantilly Seller’s rights to any existing security deposits and other tenant deposits, lease guarantees, letters of credit or other forms of credit enhancement (collectively, the “Chantilly Tenant Deposits”) related to any tenants, licensees or occupants identified on the Schedule of Leases or pursuant to any of the New Leases with respect to the Chantilly Real Property (collectively, the “Chantilly Tenants”);

(iii) all leases, licenses and other occupancy agreements covering any portion of the El Segundo Real Property, which are (a) entered into prior to the date hereof (including all amendments, modifications and supplements thereof entered into in accordance with this Agreement) (collectively, the “El Segundo Existing Leases”) and (b) New Leases entered into after the date hereof with respect to the El Segundo Real Property in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereto entered into in accordance with the terms of this Agreement) (the El Segundo Existing Leases and the aforementioned New Leases are referred to herein as, collectively, the “El Segundo Leases”), as well as all of El Segundo Seller’s rights to any existing security deposits and other tenant deposits, lease guarantees, letters of credit or other forms of credit enhancement (collectively, the “El Segundo Tenant Deposits”) related to any tenants, licensees or occupants identified on the Schedule of Leases or pursuant to any of the New Leases with respect to the El Segundo Real Property (collectively, the “El Segundo Tenants”);

(iv) all leases, licenses and other occupancy agreements covering any portion of the Oakland Real Property, which are (a) entered into prior to the date hereof (including all amendments, modifications and supplements thereof entered into in accordance with this Agreement) (collectively, the “Oakland Existing Leases”) and (b) New Leases entered into after the date hereof with respect to the Oakland Real Property in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereto entered into in accordance with the terms of this Agreement) (the Oakland Existing Leases and the aforementioned New Leases are referred to herein as, collectively, the “Oakland Leases”), as well as all of Oakland Seller’s rights to any existing security deposits and other tenant deposits, lease guarantees, letters of credit or other forms of credit enhancement (collectively, the “Oakland

Tenant Deposits”) related to any tenants, licensees or occupants identified on the Schedule of Leases or pursuant to any of the New Leases with respect to the Oakland Real Property (collectively, the “Oakland Tenants”); and

(v) all leases, licenses and other occupancy agreements covering any portion of the San Francisco Real Property, which are (a) entered into prior to the date hereof (including all amendments, modifications and supplements thereof entered into in accordance with this Agreement) (collectively, the “San Francisco Existing Leases”) and (b) New Leases entered into after the date hereof with respect to the San Francisco Real Property in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereto entered into in accordance with the terms of this Agreement) (the San Francisco Existing Leases and the aforementioned New Leases are referred to herein as, collectively, the “San Francisco Leases”), as well as all of San Francisco Seller’s rights to any existing security deposits and other tenant deposits, lease guarantees, letters of credit or other forms of credit enhancement (collectively, the “San Francisco Tenant Deposits”) related to any tenants, licensees or occupants identified on the Schedule of Leases or pursuant to any of the New Leases with respect to the San Francisco Real Property (collectively, the “San Francisco Tenants”).

The Chandler Leases, the Chantilly Leases, the El Segundo Leases, the Oakland Leases and the San Francisco Leases shall collectively be referred to herein as the “Leases”. The Chandler Tenant Deposits, the Chantilly Tenant Deposits, the El Segundo Tenant Deposits, the Oakland Tenant Deposits and the San Francisco Tenant Deposits shall collectively be referred to herein as the “Tenant Deposits”. The Chandler Tenants, the Chantilly Tenants, the El Segundo Tenants, the Oakland Tenants and the San Francisco Tenants shall collectively be referred to herein as the “Tenants”.

(e) All of the applicable Seller’s rights in, if any and solely to the extent assignable and at no material out-of-pocket cost to such Seller unless Purchaser agrees to reimburse Seller for the applicable cost:

(i) All intangible assets of any nature relating to the Chandler Real Property or the Chandler Personal Property, including, without limitation: (i) warranties, guaranties and indemnities by and claims against third parties relating to components of the Chandler Real Property or the Chandler Personal Property (including without limitation, any guarantees or warranties, if any, with respect to the roof, heating/cooling systems and other building systems); (ii) licenses, permits, approvals, development rights, certificates, variances, consents and similar documents evidencing rights relating to the Chandler Real Property; and (iii) all contract rights, service marks, copyrighted identifying materials, tradenames, trademarks, logos, copyrights and goodwill; but excluding those items (i) owned by the Chandler Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(e) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(e) attached hereto (collectively, the “Chandler Intangible Property”);

(ii) All intangible assets of any nature relating to the Chantilly Real Property or the Chantilly Personal Property, including, without limitation: (i) warranties, guaranties and indemnities by and claims against third parties relating to components of the Chantilly Real Property or the Chantilly Personal Property (including without limitation, any guarantees or warranties, if any, with respect to the roof, heating/cooling systems and other building systems); (ii) licenses, permits, approvals, development rights, certificates, variances, consents and similar documents evidencing rights relating to the Chantilly Real Property; and (iii) all contract rights, service marks, copyrighted identifying materials, tradenames, trademarks, logos, copyrights and goodwill; but excluding those items (i) owned by the Chantilly Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(e) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(e) attached hereto (collectively, the “Chantilly Intangible Property”);

(iii) All intangible assets of any nature relating to the El Segundo Real Property or the El Segundo Personal Property, including, without limitation: (i) warranties, guaranties and indemnities by and claims against third parties relating to components of the El Segundo Real Property or the El Segundo Personal Property (including without limitation, any guarantees or warranties, if any, with respect to the roof, heating/cooling systems and other building systems); (ii) licenses, permits, approvals, development rights, certificates, variances, consents and similar documents evidencing rights relating to the El Segundo Real Property; and (iii) all contract rights, service marks, copyrighted identifying materials, tradenames, trademarks, logos, copyrights and goodwill; but excluding those items (i) owned by the El Segundo Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(e) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(e) attached hereto (collectively, the “El Segundo Intangible Property”);

(iv) All intangible assets of any nature relating to the Oakland Real Property or the Oakland Personal Property, including, without limitation: (i) warranties, guaranties and indemnities by and claims against third parties relating to components of the Oakland Real Property or the Oakland Personal Property (including without limitation, any guarantees or warranties, if any, with respect to the roof, heating/cooling systems and other building systems); (ii) licenses, permits, approvals, development rights, certificates, variances, consents and similar documents evidencing rights relating to the Oakland Real Property; and (iii) all contract rights, service marks, copyrighted identifying materials, tradenames, trademarks, logos, copyrights and goodwill; but excluding those items (i) owned by the Oakland Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(e) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(e) attached hereto (collectively, the “Oakland Intangible Property”); and

(v) All intangible assets of any nature relating to the San Francisco Real Property or the San Francisco Personal Property, including, without limitation: (i) warranties, guaranties and indemnities by and claims against third parties relating to components of the San Francisco Real Property or the San Francisco Personal Property (including without limitation, any guarantees or warranties, if any, with respect to the roof, heating/cooling systems and other building systems); (ii) licenses, permits, approvals, development rights, certificates, variances, consents and similar documents evidencing rights relating to the San Francisco Real Property; and (iii) all contract rights, service marks, copyrighted identifying materials, tradenames, trademarks, logos, copyrights and goodwill; but excluding those items (i) owned by the San Francisco Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(e) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(e) attached hereto (collectively, the “San Francisco Intangible Property”).

The Chandler Intangible Property, the Chantilly Intangible Property, the El Segundo Intangible Property, the Oakland Intangible Property and the San Francisco Intangible Property shall collectively be referred to herein as the “Intangible Property”.

(f) All of the applicable Seller’s rights, if any and solely to the extent assignable and at no material out-of-pocket cost to such Seller unless Purchaser agrees to reimburse Seller for the applicable cost, in:

(i) all service contracts, utility agreements, maintenance agreements, and other contracts or agreements (a) currently in effect with respect to the Chandler Real Property (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) and listed on Exhibit 1(f) (collectively, the “Chandler Existing Property Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) (collectively, the “Chandler New Property Contracts”; the Chandler Existing Property Contracts and the Chandler New Property Contracts, excluding any of the same that are terminated pursuant to Section 4.2 or Section 4.3 are collectively referred to herein as the “Chandler Property Contracts”);

(ii) all service contracts, utility agreements, maintenance agreements, and other contracts or agreements (a) currently in effect with respect to the Chantilly Real Property (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) and listed on Exhibit 1(f) (collectively, the “Chantilly Existing Property Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) (collectively, the “Chantilly New Property Contracts”; the Chantilly Existing Property Contracts and the Chantilly New Property Contracts, excluding any of the same that are terminated pursuant to Section 4.2 or Section 4.3 are collectively referred to herein as the “Chantilly Property Contracts”);

(iii) all service contracts, utility agreements, maintenance agreements, and other contracts or agreements (a) currently in effect with respect to the El Segundo Real Property (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) and listed on Exhibit 1(f) (collectively, the “El Segundo Existing Property Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) (collectively, the “El Segundo New Property Contracts”; the El Segundo Existing Property Contracts and the El Segundo New Property Contracts, excluding any of the same that are terminated pursuant to Section 4.2 or Section 4.3 are collectively referred to herein as the “El Segundo Property Contracts”);

(iv) all service contracts, utility agreements, maintenance agreements, and other contracts or agreements (a) currently in effect with respect to the Oakland Real Property (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) and listed on Exhibit 1(f) (collectively, the “Oakland Existing Property Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) (collectively, the “Oakland New Property Contracts”; the Oakland Existing Property Contracts and the Oakland New Property Contracts, excluding any of the same that are terminated pursuant to Section 4.2 or Section 4.3, are collectively referred to herein as the “Oakland Property Contracts”); and

(v) all service contracts, utility agreements, maintenance agreements, and other contracts or agreements (a) currently in effect with respect to the San Francisco Real Property (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) and listed on Exhibit 1(f) (collectively, the “San Francisco Existing Property Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement) (collectively, the “San Francisco New Property Contracts”; the San Francisco Existing Property Contracts and the San Francisco New Property Contracts, excluding any of the same that are terminated pursuant to Section 4.2 or Section 4.3, are collectively referred to herein as the “San Francisco Property Contracts”).

The Chandler Property Contracts, the Chantilly Property Contracts, the El Segundo Property Contracts, the Oakland Property Contracts and the San Francisco Property Contracts shall collectively be referred to herein as the “Property Contracts”.

(g) All right, title and interest of the applicable Seller to the computer hardware and software, and telecommunications and information technology systems located at and used in connection with the operation of:

(i) the Chandler Real Property; but excluding those items (i) owned by the Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(g) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(g) attached hereto (collectively, the “Chandler IT Systems”);

(ii) the Chantilly Real Property; but excluding those items (i) owned by the Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(g) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(g) attached hereto (collectively, the “Chantilly IT Systems”);

(iii) the El Segundo Real Property; but excluding those items (i) owned by the Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(g) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(g) attached hereto (collectively, the “El Segundo IT Systems”);

(iv) the Oakland Real Property; but excluding those items (i) owned by the Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(g) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(g) attached hereto (collectively, the “Oakland IT Systems”); and

(v) the San Francisco Real Property; but excluding those items (i) owned by the Tenants, (ii) leased or licensed from third-parties, if any, as set forth on Exhibit 1(g) attached hereto, and not transferred pursuant to Section 1(f) or (iii) set forth on Exhibit 1(g) attached hereto (collectively, the “San Francisco IT Systems”).

The Chandler IT Systems, Chantilly IT Systems, El Segundo IT Systems, Oakland IT Systems and San Francisco IT Systems shall collectively be referred to herein as the “IT Systems”.

The Chandler Real Property, the Chandler Personal Property, the Chandler Leases, the Chandler Tenant Deposits, the Chandler Intangible Property, the Chandler Property Contracts and the Chandler IT Systems are hereinafter sometimes referred to collectively as the “Chandler Property”. The Chantilly Real Property, the Chantilly Personal Property, the Chantilly Leases, the Chantilly Tenant Deposits, the Chantilly Intangible Property, the Chantilly Property Contracts and the Chantilly IT Systems are hereinafter sometimes referred to collectively as the “Chantilly Property”. The El Segundo Real Property, the El Segundo Personal Property, the El Segundo Leases, the El Segundo Tenant Deposits, the El Segundo Intangible Property, the El Segundo Property Contracts and the El Segundo IT Systems are hereinafter sometimes referred to collectively as the “El Segundo Property”. The Oakland Real Property, the Oakland Personal

Property, the Oakland Leases, the Oakland Tenant Deposits, the Oakland Intangible Property, the Oakland Property Contracts and the Oakland IT Systems are hereinafter sometimes referred to collectively as the “Oakland Property”. The San Francisco Real Property, the San Francisco Personal Property, the San Francisco Leases, the San Francisco Tenant Deposits, the San Francisco Intangible Property, the San Francisco Property Contracts and the San Francisco IT Systems are hereinafter sometimes referred to collectively as the “San Francisco Property”. The Chandler Property, the Chantilly Property, the El Segundo Property, the Oakland Property and the San Francisco Property are hereinafter sometimes referred to individually as a “Property” and collectively as the “Properties”.

2. Purchase Price. The purchase price for the Properties (the “Purchase Price”) shall be Seven Hundred Twenty-Five Million Dollars ($725,000,000). The Purchase Price, subject to adjustment as provided herein, shall be paid on the Closing Date (as hereinafter defined) by wire transfer of immediately available federal funds. The parties acknowledge and agree that the Purchase Price shall be allocated among the Chandler Property, the Chantilly Property, the El Segundo Property, the Oakland Property and the San Francisco Property as set forth on Exhibit 2 attached hereto (the “Allocation of Values”). If the Purchase Price is adjusted pursuant to this Agreement, the Allocation of Values shall be appropriately adjusted as mutually and reasonably agreed by the Purchaser and the Sellers.

2.1 Deposit. Within five (5) Business Days after the date that this Agreement has been executed and delivered by each of the Purchaser and each Seller, the Purchaser shall deposit by wire transfer with Escrow Agent (as hereinafter defined) an earnest money deposit in the amount of Fifteen Million Dollars ($15,000,000) (as the same may be increased pursuant to Section 7.1, the “Deposit”). Time is of the essence for the delivery of the Deposit under this Agreement and the failure of the Purchaser to timely deliver the entire Deposit shall be a material default, and shall entitle the Sellers, at the Sellers’ sole option, to terminate this Agreement immediately and to pursue the Purchaser for damages in an amount equal to the Deposit, which amount shall constitute liquidated damages and the Sellers’ sole remedy at law or in equity for the Purchaser’s failure to deposit timely the Deposit with Escrow Agent following the execution and delivery of this Agreement by the Sellers and the Purchaser. Escrow Agent shall immediately invest and hold the Deposit pursuant to that certain Deposit Escrow Agreement entered into by the Sellers, the Purchaser and the Escrow Agent as of the date hereof in the form attached hereto as Exhibit 2.1. As used herein the term Deposit shall include any interest accrued thereon. If this Agreement has not been previously terminated in accordance with Section 4.3, then the Deposit shall not be refundable to the Purchaser except as otherwise set forth herein. If paid to the Sellers pursuant to the terms of this Agreement, the Deposit shall be allocated among the Sellers in proportion to their applicable percentage interest in the Purchase Price as set forth in the Allocation of Values. If the Purchaser is entitled under any express provision of this Agreement to elect to terminate this Agreement and receive the return of the Deposit and timely delivers the requisite notice of its election to terminate, then the Deposit shall be promptly returned to the Purchaser by Escrow Agent and no party shall have any further obligation or liabilities under this Agreement, except for such obligations or liabilities that expressly survive the termination of this Agreement. Upon the Closing, the Deposit shall be credited toward payment of the Purchase Price. Any taxes due on interest income earned on the Deposit shall be the sole responsibility of the Purchaser, and the Purchaser will provide to the Escrow Agent a form W-9 for the reporting of such interest income.

2.2 Withholding. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as the Purchaser is required by law to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any tax law of any state where a Property is located, with respect to the making of such payment; provided, however, that no such withholding shall be made by the Purchaser unless the Purchaser has given written notice to the Sellers of its intent to withhold not less than five (5) Business Days prior to any such withholding in order to allow the applicable Seller(s) to confirm that such withholding is required by law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of whom such deduction and withholding was made.

3. Title and Survey Matters.

3.1 Title and Survey. The Purchaser acknowledges that it has received and reviewed (i) “as built” surveys of the Real Properties previously provided to the Purchaser (each, a “Survey” and collectively, the “Surveys”) and (ii) commitments for owner’s policies of title insurance for the Real Properties (each individually a “Title Commitment” and collectively, the “Title Commitments”) issued by the Chicago Title Insurance Company (the “Title Company” or the “Escrow Agent”), each as identified on Exhibit 3.1.

As of the date hereof, the Purchaser has delivered a notice letter (the “Objection Notice”) to each of the Sellers listing any title exceptions, exclusions from coverage or other matters identified in the Title Commitments or the Surveys (collectively, “Title & Survey Matters”) to which the Purchaser objects. The Purchaser is deemed to have approved any Title & Survey Matters which the Purchaser has not objected to in the Objection Notice. Other than Seller Encumbrances (as hereinafter defined), which each applicable Seller shall be required to remove, the applicable Seller shall have the right, in its sole and absolute discretion, to elect to try to cure any Title & Survey Matters set forth in the Objection Notice by providing written notice (an “Objection Response Notice”) thereof to the Purchaser within four (4) Business Days (as hereinafter defined) after the date hereof specifying which Title & Survey Matters, if any, it will elect to attempt to cure and the specific actions, if any, that it agrees to take to effect such cure, which specific actions agreed to in writing by such Seller shall constitute covenants of such Seller under this Agreement. The Purchaser shall have three (3) Business Days after receipt of such Objection Response Notice in which to notify the applicable Seller that the Purchaser either accepts or rejects such Seller’s proposed cure, or such proposed cure shall be deemed acceptable to the Purchaser.

If the applicable Seller does not cure any Title & Survey Matter objected to in the Objection Notice to the reasonable satisfaction of the Purchaser (or in a manner deemed acceptable as set forth above) on or prior to the Closing Date (as the same may be extended as set forth below), then the Purchaser shall have the option, exercisable by written notice delivered to the applicable Seller by 10:00 A.M. on the Closing Date, of either (x) accepting the title as it then is and proceeding to Closing or (y) terminating this Agreement solely with respect to such Property in which case the portion of the Deposit applicable to such Property shall be proportionately allocated among the other Properties based on the amount of the Purchase Price allocated to such remaining Properties as set forth in the Allocation of Values, the Purchase Price shall be reduced by the value of the applicable Property as set forth on the Allocation of Values, and the Seller of the applicable Property automatically shall be deemed released from its obligations under this Agreement; provided, however that the Purchaser shall have no right to proceed under such clause (y) as to more than one Property. If an event occurs pursuant to the foregoing provisions of this Section 3.1 with respect to two (2) or more Properties such that the Purchaser would have the right to terminate this Agreement but for the proviso in the preceding sentence limiting such terminating right to a single Property, then the Purchaser shall have the option, exercisable by written notice delivered to the applicable Seller by 10:00 A.M. on the Closing Date, of either (A) terminating this Agreement as to only one of such Properties as to which Seller has not cured any Title & Survey Matter objected to in the Objection Notice to the reasonable satisfaction of the Purchaser (or in a manner deemed acceptable as set forth above) and closing on the remaining Properties, in which case the Purchase Price shall be reduced by the value of the Property as to which this Agreement is so terminated as set forth on the Allocation of Values or (B) terminating this Agreement in its entirety, in which event the Deposit shall be returned to Purchaser and no party shall have any further obligation or liabilities under this Agreement, except for such obligations or liabilities that expressly survive the termination of this Agreement. Notwithstanding the foregoing, the Purchaser shall have the rights and remedies provided in Section 9.3 if the failure to cure is the result of a breach of a specific covenant agreed to by the applicable Seller.

The term “Seller Encumbrance” shall mean (1) any mortgage or deed of trust or other monetary lien voluntarily granted or expressly assumed by a Seller and encumbering a Property or (2) any and all judgments or mechanic’s or supplier’s liens encumbering a Property arising from work performed or materials furnished at a Property by or on behalf of a Seller (but not any Tenant). In any event, all Seller Encumbrances must be satisfied by the applicable Seller on or prior to the Closing Date (as the same may be extended as set forth below) or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to such Seller.

With respect to any encumbrances on or exceptions to title of any Real Property first appearing on an updated title report or updated title insurance commitment delivered or made available to the Purchaser after the date of the applicable Title Commitment which reasonably could be expected to adversely affect the value or operation or ownership of a Property in any material respect, Purchaser shall be entitled to deliver to the applicable Seller an amended Objection Notice with respect to such matter only. The applicable Seller shall use reasonable efforts to correct any such title matter promptly after obtaining knowledge thereof, except that (i) such Seller shall in no event be required to bring suit or otherwise initiate any legal proceedings to clear any such title matter and (ii) other than for any Seller Encumbrances, such Seller shall not be required to expend more than a total of One Hundred Thousand Dollars ($100,000) to cure any such title matters with respect to its Real Property.

If, despite reasonable efforts consistent with the foregoing provisions of this Section 3.1 (including compliance with any covenant agreed to in writing by a Seller with respect to the cure of a title encumbrance), one or more Sellers is unable to cure any Title & Survey Matter which a Seller has agreed or is required hereunder to cure to the reasonable satisfaction of the Purchaser, in each case prior to the scheduled Closing Date, and such Title & Survey Matter can reasonably be cured within thirty (30) days of the scheduled Closing Date with reasonable efforts consistent with the foregoing provisions of this Section 3.1 (i.e., limit on expenditures (other than with respect to Seller Encumbrances) of One Hundred Thousand Dollars ($100,000) or such higher amount as the applicable Seller has agreed to in its sole discretion, and no obligation to bring suit, etc.), the applicable Seller shall have the right to extend the Closing Date for its applicable Property only for a period of up to thirty (30) days exercisable by written notice to the Purchaser received by the Purchaser by 5:00 P.M. no later than five (5) Business Days prior to the Closing Date (an “Extension Notice”) in order to provide additional time for such cure. Upon exercise of any such extension right, the term “Closing Date” as used herein shall mean the date set forth in such Extension Notice.

The Purchaser shall be entitled to request that the Title Company provide such endorsements to the Purchaser’s title insurance policy along with such co-insurance and reinsurance as the Purchaser may require, provided that (i) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, a Seller, (ii) the Purchaser’s obligations under this Agreement shall not be conditioned upon its ability to obtain such endorsements and, if the Purchaser is unable to obtain such endorsements, the Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of the Purchaser’s request.

4. Inspection; Property Contracts

4.1 Access

(a) While this Agreement is in full force and effect, the Purchaser, personally or through its authorized agents or representatives, shall be entitled to conduct such investigations, surveys, appraisals, underwriting analyses, so-called “Phase I” environmental studies, property condition studies and other diligence investigations related to the Properties as Purchaser may elect and/or in connection with the transition of the operation of the Properties to the Purchaser; provided, however, that the Purchaser shall have no right to (i) terminate this Agreement except as expressly set forth in Section 4.3 and/or as otherwise provided for in this Agreement (i.e. a material breach by a Seller of a representation and warranty is discovered), or (ii) seek any adjustment of the Purchase Price, except as expressly set forth in Section 4.3. If any such diligence investigation involves access to any Property, then upon presentation of evidence of workers’ compensation insurance, automobile liability insurance covering owned, non-owned and hired commercial general liability insurance against risks of bodily injury, personal injury, or damage to real or personal property, with a limit of at least One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) general aggregate and Umbrella/Excess Liability insurance with a limit of at least Five Million Dollars ($5,000,000) each occurrence and Five Million Dollars ($5,000,000) general aggregate naming the Sellers and Sellers’ property manager as additional insured parties and otherwise reasonably satisfactory to the Sellers, upon not less than two (2) Business Days advance notice to the Sellers and upon compliance with all reasonable security measures as the Sellers may require (including reasonable limitations on the number of individuals representing the Purchaser for purposes of such investigation and its customary protocols for visitors to a Real Property), to enter upon a Real Property during normal business hours and shall have the right to conduct such diligence investigations. In any event, the Purchaser, at its sole cost and expense, shall promptly restore a Real Property to its condition immediately prior to any investigation, study, or testing conducted by the Purchaser. The Purchaser’s activities at a Real Property shall be conducted in such a manner so as not to interfere materially with the applicable Seller’s operation of such Property or the occupancy of the Tenants of such Property. The Purchaser may request through the Sellers interviews with Tenants during normal business hours and will reasonably coordinate such interviews with the Seller’s designated representative(s) (which may include a representative of the Sellers’ property manager), but unless otherwise agreed by the Sellers in writing, a representative of the applicable Seller shall be present at each such interview; provided, however, that the Sellers cannot guaranty that Tenants will consent to such interviews. The Sellers shall use reasonable efforts to ensure that its representatives are generally available to participate in such Tenant interviews during the Due Diligence Period and otherwise shall reasonably cooperate in connection therewith. Without the Sellers’ prior written consent, which the Sellers may give or withhold in their sole discretion, the Purchaser shall not conduct any Phase II exams, soil borings, testing or sampling of any surface or subsurface soils, water or other materials, or other invasive tests on or around the Real Properties, or in any way, directly or indirectly, apply for or obtain new entitlements in connection with the Real Properties or any changes in the current zoning with respect to the Real Properties.

The Purchaser shall conduct its activities in a manner that will not cause any damage (unless restored by the Purchaser as provided herein) or liability to the Sellers or the Real Properties. The Purchaser hereby agrees to indemnify, defend and hold each Seller (and each of the Seller’s agents, advisors, owners, partners, investors, officers and directors) harmless from any actual costs, damages, liabilities, claims and other expenses of every nature whatsoever, including without limitation reasonable attorneys’ fees, arising out of property damage or bodily injury caused by any inspections and investigations by the Purchaser or its agents or independent contractors. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the Closing or earlier termination of this Agreement. Notwithstanding the foregoing, the Purchaser shall have no liability to any Seller for any loss to the extent resulting from (i) the negligence or willful misconduct of such Seller or any of its agents or representatives, and/or (ii) the mere discovery by the Purchaser of a pre-existing condition at any Real Property.

In the event that the Purchaser discovers any condition of a Real Property that in the Purchaser’s judgment requires disclosure to any governmental agency or authority, the Purchaser shall immediately notify the applicable Seller thereof. In such event, such Seller, and not the Purchaser or anyone acting on the Purchaser’s behalf, shall make such disclosures as such Seller deems appropriate. Notwithstanding the foregoing, the Purchaser may disclose matters concerning a Real Property to a governmental authority if, (a) in the written opinion of the Purchaser’s outside legal counsel, the Purchaser is required by law to make such disclosure, and (b) the Purchaser gives the applicable Seller not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion.

(b) The Sellers have made available to the Purchaser, or to its duly authorized agents or representatives, either through the Purchaser’s access to the Sellers’ diligence website or otherwise the items listed on Exhibit 4.1(b), in each case to the extent currently within each Seller’s possession or control (collectively, the “Inspection Records”). Except as to any express representations made by the Sellers in this Agreement, the Inspection Records that the Sellers have made available to the Purchaser have been delivered on the express condition that the Sellers do not make any representation or warranty regarding the truth, accuracy, completeness or reliability of such Inspection Records or of the Purchaser’s authority to use such Inspection Records, and the Purchaser’s use thereof or reliance thereon shall be at the Purchaser’s sole risk. Subject to the representations and warranties of the Sellers in Section 6.1, the Sellers shall have no liability or culpability of any nature as a result of the Purchaser’s reliance on the Inspection Records.

(c) In the event the Closing does not occur for any reason, the Purchaser shall return to the Sellers or shall destroy all Inspection Records and any and all other materials and information with respect to the Properties provided to the Purchaser by the Sellers or their agents, including any photocopies thereof, and the Purchaser, at its sole cost and expense, shall provide to the Sellers copies of all physical and environmental studies, reports and correspondence obtained by or prepared for Purchaser by third parties, at no cost to the Sellers; provided, however, that all such studies, reports and correspondence shall be delivered to the Sellers without any representations and warranties of any kind from any party with respect to the same, the Sellers shall have no right to rely thereon and they shall be subject to any limitations or restrictions imposed by the preparers of the same. Upon the request of the Sellers in such event, the Purchaser shall deliver to the Sellers a certificate executed by an officer of the Purchaser certifying that to such officer’s knowledge all such Inspection Records and other materials and information have been destroyed by the Purchaser and will not be used by the Purchaser or any affiliate of Purchaser. In any event, the Purchaser shall maintain the confidentiality of the results of its investigation and all materials delivered by the Sellers in accordance with the terms of that certain confidentiality agreement previously executed by the parties as attached hereto as Exhibit 4.1(c) and incorporated by reference herein.

(d) The provisions of this Section 4.1 shall survive the termination of this Agreement.

4.2 Termination of Property Contracts. Each Seller shall terminate, effective on the Closing Date, any property management contract and any leasing, listing and commission agreements for its Real Property and all other contracts between such Seller and any affiliate of such Seller that relate to its Property; provided, however, that pursuant to the agreements (the “Remote Hands Agreements”) with an affiliate of the property manager for the provision of so-called “remote hands” services to Tenants at the Properties, the Purchaser shall have the right to utilize such remote hands services during a transition period following the Closing as set forth in the Remote Hands Agreements. Any such remote hands transition services shall be negotiated between the Purchaser and the affiliate of the property manager of the Properties. The Sellers shall assign and the Purchaser shall assume all of the Property Contracts as of Closing except to the extent that any required consent or approval to such assignment and assumption cannot be obtained, in which case such Property Contracts as to which such required consent has not been obtained shall be terminated by the applicable Seller effective at or prior to Closing at the applicable Seller’s expense. The applicable Seller and the Purchaser shall use reasonable efforts to obtain any required consent to the assignment and assumption of a Property Contract, at no unreimbursed out-of-pocket cost to such Seller.

4.3 Diligence Investigations. As used in this Agreement, the term “Due Diligence Period” shall mean the period from the date of this Agreement until 5:00 p.m. (Pacific time) on June 17, 2010. If the results of any of Purchaser’s diligence or inspections conducted during the Due Diligence Period pursuant to Section 4.1 or any other disclosures to the Purchaser indicate an adverse condition or other adverse matter (an “Adverse Discovery”), then the Purchaser shall promptly give written notice to the Sellers of such Adverse Discovery with reasonable specificity and including in such notice its opinion as to the adverse impact on the value of the applicable Property as a result thereof, but in no event later than the expiration of the Due Diligence Period; provided, however, that in no event shall an Adverse Discovery include (i) any condition or matter that is fully and accurately disclosed in (A) any exhibit or schedule to this Agreement (except that Exhibit 1(f) (Schedule of Property Contracts) and Exhibit 6.1(i) (Schedule of Leases) shall not be deemed to disclose the substance of the Property Contracts or the Leases, which the Sellers acknowledge the Purchaser is reviewing during the Due Diligence Period), or (B) in any of the documents or other items listed in Exhibit 4.3A to this Agreement (items (A) and (B) are the “Baseline Disclosure Documents”); provided, however, that a condition or matter shall be not be considered to have been fully and accurately disclosed if Purchaser becomes aware of additional or different adverse facts or information related to such condition or matter and/or the likelihood of additional expenses in connection therewith including, without limitation, if a condition or other matter disclosed in a Baseline Disclosure Document is more adverse than specifically disclosed in such Baseline Disclosure Document or if the estimated cost of remedying a condition or matter is greater than the estimate or projection therefor set forth in a Baseline Disclosure Document (and if a Baseline Disclosure Document does not include an estimate or projection of cost, such estimate or projection shall be deemed to be zero), (ii) any finding, conclusion or opinion of the Purchaser with respect to the matters listed in Exhibit 4.3B, (iii) an Outage Event or a Future Outage, which are governed by the provisions of Sections 7.4(c)(xi) and 7.4(c)(xii). The Sellers acknowledge that one aspect of the Purchaser’s diligence investigations will be the review of the existing so-called “Coordination Studies” prepared by Cupertino Electric for each of the Properties to confirm that such studies form a sufficient basis to obtain so-called “Arc Flash” maintenance warning and specification labels (an “Arc Flash Sticker”) to be applied as appropriate to certain material electrical equipment at each Property. If the Purchaser reasonably concludes that the existing Coordination Studies are not adequate for such purpose, then the Sellers will not unreasonably withhold, delay or condition their consent to a request from the Purchaser to extend the Due Diligence Period for up to fourteen (14) additional days for the limited purpose of obtaining updates or modifications to such Coordination Studies and reviewing the same to conclude that they form a sufficient basis to obtain the Arc Flash Stickers. The Purchaser will promptly review the existing Coordination Studies and must request any such extension of the Due Diligence Period by notice given to the Sellers within seven (7) calendar days after the date of this Agreement. The Purchaser agrees to retain Cupertino Electric to prepare any updates or modifications to the existing Coordination Studies and to coordinate obtaining the Arc Flash Stickers. The Purchaser further agrees that any costs incurred by it in connection with (a) reviewing the existing Coordination Studies, (b) obtaining updates or modifications to such Coordination Studies and/or (c) obtaining the Arc Flash Stickers shall not constitute an “Adverse Discovery” for purposes of this Section 4.3; provided, however, that any equipment or other physical deficiencies discovered in the course of reviewing the Coordination Studies or any updates or modifications to such Coordination Studies during the Due Diligence Period and as to which the Purchaser gives the Sellers prompt notice shall constitute Adverse Discoveries (each an “Arc Flash Adverse Discovery”). If any Adverse Discovery relates to a Property Contract, then the applicable Seller(s) shall have the right to cure such Adverse Discovery by terminating such Property Contract at such Seller’s sole cost and expense such that the Purchaser shall have no liability with respect to such Purchase Contract following Closing; provided, however, in no event shall the termination of any Property Contract excuse a Seller from any of its obligations under Section 5.6 . If any Adverse Discovery relates to any Title & Survey Matter or any encumbrances or exceptions to title of any Real Property first appearing on an updated title report or updated title insurance commitment, Purchaser’s rights in connection with such Adverse Discovery are limited to those expressly set forth in Section 3.1.

If the Sellers disagree with the Purchaser’s opinion as to the adverse impact on value resulting from one or more Adverse Discoveries, the Sellers shall give written notice to the Purchaser to such effect within five (5) Business Days after receipt of the Purchaser’s notice to Seller of such Adverse Discovery(s), and if the Sellers and the Purchaser cannot within five (5) Business Days after such notice from the Sellers reach agreement as to such adverse impact on value resulting from an Adverse Discovery, then such adverse impact on value shall be conclusively determined pursuant to the arbitration process set forth in Exhibit 4.3C attached hereto and, if necessary, the Closing Date shall be tolled for a period equal to the amount of time required to complete the arbitration process specified in such Exhibit 4.3C; provided, however, that the Sellers and the Purchaser shall act reasonably and in good faith to try to agree on an appropriate escrow or other arrangement, acceptable to each party in its reasonable discretion, in order to attempt to allow the Closing to occur prior to the completion of such arbitration process while preserving the intent of this Section 4.3.

The Purchaser shall have no right to any adjustment of the Purchase Price or any right to terminate this Agreement as a result of any Adverse Discovery until the aggregate adverse impact on the value of the Properties as a result of all such Adverse Discoveries exceeds an amount (the “Diligence Deductible”) that is equal to One Million Dollars ($1,000,000). To the extent that the aggregate adverse impact on the value of the Properties as a result of all such Adverse Discoveries exceeds the Diligence Deductible, then Purchaser shall have the right to terminate this Agreement by giving written notice (a “Diligence Termination Notice”) to such effect to the Sellers on or before the expiration of the Due Diligence Period; provided, however, that if the aggregate adverse impact on value as a result of all Adverse Discoveries does not exceed three percent (3%) of the Purchase Price for the five Properties, then the Sellers shall have the right to negate such Diligence Termination Notice by Purchaser by giving written notice to Purchaser within five (5) Business Days after receipt of such Diligence Termination Notice from the Purchaser agreeing to credit against the Purchase Price an amount equal to the amount by which the aggregate adverse impact on value from all Adverse Discoveries exceeds the Diligence Deductible, in which case Purchaser’s termination notice shall be of no force or effect. Notwithstanding the foregoing, with respect to Arc Flash Adverse Discoveries the Sellers can negate the Purchaser’s Diligence Termination Notice only by agreeing to complete the work necessary to repair such Arc Flash Adverse Discoveries or by designating the Purchaser to complete such work, in which case the Closing Date shall automatically be extended for a reasonable period of time in order to allow the completion of such work. The cost of completing the work necessary to repair such Arc Flash Adverse Discoveries shall be borne by the Sellers to the extent that such cost, together with the aggregate adverse impact on the value of the Properties as a result of all other Adverse Discoveries, exceeds the Diligence Deductible (and the Purchaser shall bear at Closing such costs to the extent less than the Diligence Deductible). If for any reason the Purchaser does not give a Diligence Termination Notice prior to the expiration of the Due Diligence Period, then the Purchaser automatically shall be deemed to have waived its right to terminate this Agreement pursuant to any of its investigations or other diligence activities conducted pursuant to Section 4.1 or this Section 4.3; provided, however, that nothing contained in this sentence shall reduce or modify any of the covenants or other obligations of the Sellers expressly provided in this Agreement. If this Agreement is terminated by the Purchaser in accordance with the provisions of this Section 4.3, the Deposit shall be promptly returned to the Purchaser and no party shall have any further obligation or liabilities under this Agreement, except for such obligations or liabilities that expressly survive the termination of this Agreement.

5. Conditions Precedent; Interim Operations and Covenants

5.1 Conditions Precedent. In addition to any other conditions precedent in favor of the Purchaser as may be set forth elsewhere in this Agreement, the Purchaser’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.1 on or before the Closing Date, or such earlier date as is set forth below. Except as set forth in Section 5.1(h), each condition may be waived in whole or in part only by written notice of such waiver from the Purchaser to the Sellers. Subject to Section 5.1(h) and Section 9.1, in the event any of the conditions in this Section 5.1 are not satisfied on or prior to the Closing, as it may be extended pursuant to the terms of this Agreement, the Purchaser may elect to terminate this Agreement, whereupon the Escrow Agent shall promptly return the Deposit to the Purchaser, all documents deposited into escrow shall be promptly returned to the party depositing such documents, and no party shall have any further obligation or liabilities under this Agreement, except otherwise stated herein.

(a) Each Seller performing and complying in all material respects with the terms of this Agreement to be performed and complied with by such Seller prior to or at the Closing.

(b) Subject to the terms of Sections 6.2 and 7.2(h), on the Closing Date, all of the representations and warranties of each Seller set forth in this Agreement shall continue to be true, accurate and complete in all material respects.

(c) The Purchaser’s receipt, on or before the date that is three (3) Business Days prior to the Closing Date, of estoppel certificates from Tenants under Leases representing seventy-five percent (75%) of the gross revenues at each Property (or sixty percent (60%) in the case of the San Francisco Property) derived from the Leases at that Property and specifically including all of the tenants listed on Exhibit 5.1(c) attached hereto (collectively, “Major Tenants”), which (i) confirm the documents constituting the Lease of each such Tenant, and (ii) do not (x) allege the existence of any material default by any Seller or such Tenant or any unperformed material obligation by any Seller or such Tenant that was not otherwise disclosed in writing to the Purchaser prior to the execution and delivery of this Agreement including, without limitation, in any exhibit or schedule to this Agreement or in any Inspection Record or Report or (y) recite any material fact which contradicts or is materially inconsistent with the Schedule of Leases, the Sellers’ representations and warranties in this Agreement or the Inspection Records, or (z) disclose matters that materially and adversely affect the value or operation or ownership of any Property that was not otherwise disclosed in writing to the Purchaser prior to the execution and delivery of this Agreement including, without limitation, in any exhibit or schedule to this Agreement or in any Inspection Record or Report; provided, however, that this clause (z) shall not be construed to limit any rights of the Purchaser under Section 4.3.

(i) The Sellers shall request estoppel certificates from all Tenants in the form provided in the applicable Lease or if not provided for, in the form attached hereto as Exhibit 5.1(c)(i). Each Seller shall, commencing promptly after the date of this Agreement, use commercially reasonable efforts to obtain estoppel certificates from its Tenants, provided that, in the exercise of such commercially reasonable efforts, such Seller shall not be obligated to (x) make any payments or otherwise pay any consideration to any person, (y) amend to modify any Lease or settle any claims with a Tenant or (z) be required to take any action against a Tenant. Each Seller shall provide to the Purchaser all executed estoppel certificates it receives from its Tenants, including estoppel certificates that exceed the applicable thresholds set forth above, and all executed and delivered estoppel certificates shall be delivered by Seller to the Purchaser promptly after Seller’s receipt of the same.

(ii) Any Tenant estoppel certificates which do not comply with the provisions set forth in the first sentence of this Section 5.1(c) shall be subject to the Purchaser’s approval in its reasonable discretion. Unless the Purchaser objects to an estoppel certificate within five (5) Business Days of its receipt of the same or the date it is posted on the Sellers’ datasite and the Purchaser has received email notification of such posting, the Purchaser shall be deemed to have approved such estoppel certificate and shall purchase the Properties subject to all matters set forth in such estoppel certificate subject, however, to the prorations and adjustments provided for in Section 7.4 and the other covenants and obligations of the Sellers set forth in this Agreement.

(d) If Purchaser has not received acceptable tenant estoppel certificates from tenants representing seventy-five percent (75%) (or sixty percent (60%) in the case of the San Francisco Property) of the gross revenues derived from the Leases for such Property on or before the date which is three (3) Business Days prior to the Closing Date, then the applicable Seller may provide estoppel certificates executed by such Seller meeting the requirements of Section 5.1(c) for tenants, in the aggregate, leasing up to twenty-five percent (25%) (or ten percent (10%) in the case of the San Francisco Property) of the gross revenues derived from the Leases for such Property in the form attached hereto as Exhibit 5.1(d), and such Seller estoppel certificates shall be deemed to be acceptable for purposes of this Section 5.1; provided, however, that without the written consent of the Purchaser in its sole discretion, Seller shall have no right to provide a Seller estoppel certificate for (i) those Major Tenants shown with an asterisk in Exhibit 5.1(c) or (ii) more than one of the other Major Tenants (i.e. the Major Tenants that are not shown with an asterisk in Exhibit 5.1(c)) at each Property. The applicable Seller shall have no liability for a matter set forth in a Seller’s estoppel certificate to the extent that the same matter set forth therein is confirmed without exception in a Tenant estoppel certificate subsequently received by the Purchaser.

(e) Title Company shall be irrevocably committed to issue to the Purchaser an ALTA extended coverage owner’s title insurance policy for each Real Property consistent with the applicable Title Commitment and the provisions of Section 3.1 insuring title to such Real Property in the amount of the Purchase Price allocated to such Property pursuant to the Allocation of Values, subject to payment by the party responsible under this Agreement for the applicable premium therefor (it being understood and agreed that the Purchaser’s inability to obtain any endorsements to such policy requested by the Purchaser or non-payment by the Purchaser of any portion of the premium payable by the Purchaser for such Policy shall not constitute a failure of this condition). Notwithstanding the foregoing, if for any reason the Title Company does not become irrevocably committed to issue such title insurance policy in satisfaction of the condition set forth in this Section 5.1(e), then the Sellers shall have the right to cause another nationally recognized title insurance company reasonably acceptable to the Purchaser to issue such irrevocable commitment to the Purchaser consistent with the foregoing requirements.

(f) Seller shall have delivered each of the closing documents required to be delivered under Section 7.2 of this Agreement by 10:00 am (PDT) on the Closing Date.

(g) If any Seller elects to extend the Closing Date as provided for in the paragraph following Section 5.1(h) and/or elsewhere in this Agreement, there has been no Property Changed Circumstance MAE (defined below) between the originally scheduled Closing Date and the extended Closing Date; provided, however, that the condition in this Section 5.1(g) shall not apply during the first fifteen (15) days of any extension of the Closing Date by the Sellers for the sole purpose of providing the Sellers with additional time to satisfy the condition set forth in Section 5.1(c).

(h) The Purchaser shall have successfully priced an offering or offerings of equity and/or debt securities for cash in an aggregate amount of at least $550,000,000 and otherwise in a manner and on terms and conditions acceptable to the Purchaser and its Board of Directors, based on current market conditions, all in the exercise of the their sole and absolute discretion, during the period beginning with the date of this Agreement and ending at 5:00 PM Pacific time on June 15, 2010 (as the same may be extended as set forth below, the “Offering Period”). The Purchaser agrees to use commercially reasonable efforts to satisfy the condition in this Section 5.1(h) prior to the expiration of the Offering Period, but such agreement to use commercially reasonable efforts shall not be deemed to modify the condition that the securities offering or offerings described herein must be in a manner and on terms and conditions acceptable to the Purchaser and its Board of Directors, based on current market conditions, in their sole and absolute discretion as set forth above. The Sellers shall not unreasonably withhold, delay or condition their consent to an extension of the Offering Period beyond 5:00 PM Pacific time on June 15, 2010 if requested by the Purchaser in writing; provided, however, that in all events the Offering Period shall end at 5:00 PM Pacific time on June 21, 2010. If the Sellers do not respond to a request from Purchaser to extend the Offering Period consistent with the foregoing within one (1) Business Day after receipt of such extension request, then such request shall be deemed denied. Any such extension of the Offering Period must be evidenced by a written instrument executed and delivered by the Sellers. Subject to the Purchaser’s right to terminate this Agreement pursuant to Section 9.1, the Closing condition set forth in this Section 5.1(h) shall automatically be deemed satisfied or waived by the Purchaser as of the expiration of the Offering Period (as the same may have been extended to a time not later than 5:00 PM Pacific time on June 21, 2010).

Notwithstanding the foregoing, if the conditions set forth in Sections 5.1(a) – (f) shall not have been fulfilled on or before the Closing Date, each Seller shall have the right in its sole discretion to extend the Closing Date for a period of up to thirty (30) days, exercisable by sending an Extension Notice in accordance with the provisions set forth in Section 3.1 above, in order to provide additional time for the fulfillment of such conditions.

5.2 Sellers’ Obligations. In addition to any other conditions precedent in favor of the Sellers as may be set forth elsewhere in this Agreement, each Seller’s obligations under this Agreement are expressly subject to the timely fulfillment by the Purchaser of the conditions set forth in this Section 5.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from the Sellers to the Purchaser.

(a) The Purchaser’s performing and complying in all material respects with the terms of this Agreement to be performed and complied with by the Purchaser prior to or at the Closing.

(b) On the Closing Date, all of the representations and warranties of the Purchaser set forth in this Agreement shall continue to be true, accurate and complete in all material respects.

5.3 Risk of Loss. In the event that all or a portion of a Real Property is damaged or destroyed by fire or other casualty prior to the Closing Date such that the reasonably estimated cost to repair the same exceeds fifteen percent (15%) of the value of the Property at which such fire or other casualty has occurred as set forth on the Allocation of Values and/or as a result of such fire or other casualty any Major Tenant at such Property has the right to elect to terminate its Lease and has not waived such right to terminate with respect to such casualty (in either case, each a “Major Casualty”), then the Purchaser may, at the Purchaser’s sole option, elect to either:

(a) solely with respect to the Property at which a Major Casualty has occurred, terminate this Agreement solely with respect to such Property in which case the portion of the Deposit applicable to such Property shall be proportionately allocated among the other Properties; provided, however, Purchaser shall have no right to elect to proceed under this Section 5.3(a) (i) as to more than one Property and (ii) if Purchaser has previously elected to terminate this Agreement with respect to a Property pursuant to Section 5.4(a); or

(b) close the transaction contemplated by this Agreement.

If the Purchaser elects to proceed under Section 5.3(a), the Purchaser shall purchase the remaining Properties in accordance with the terms hereof except that the Purchase Price shall be reduced by the value of the applicable Property as set forth on the Allocation of Values. If the Purchaser elects or is deemed to elect to proceed pursuant to Section 5.3(b), or such fire or casualty does not amount to a Major Casualty, the Purchaser shall purchase the Properties in accordance with the terms hereof except that (y) the Purchase Price shall be reduced by the amount of any applicable insurance deductibles (including the amount of any exclusion from coverage or other uninsured loss) with respect to any damage or destruction of the Real Property by fire or other casualty, and (z) the applicable Seller shall assign to the Purchaser at Closing all insurance proceeds payable on account of such damage (less such Seller’s reasonable cost to secure the same and less repair costs incurred by such Seller with respect to such damage as documented to the Purchaser’s reasonable satisfaction) and deliver to the Purchaser any insurance proceeds previously paid to such Seller on account of such damage and not already expended toward such Seller’s reasonable cost of securing the same or restoration of the Improvements. The Purchaser shall be deemed to have elected to proceed under Section 5.3(b) unless, within ten (10) Business Days of its receipt of written notice from Seller of such casualty, the Purchaser provides the Sellers with written notice that the Purchaser elects to proceed in accordance with Section 5.3(a). In the event that the Purchaser elects to proceed pursuant to Section 5.3(b) or otherwise is to close on the purchase of a Property pursuant to this Agreement and the amount of any exclusion from coverage or other uninsured loss to be borne by the Sellers exceeds two percent (2%) of the applicable allocated Purchase Price (the “Capped Uninsured

Amount”), then the Sellers shall have the right in their sole discretion to terminate this Agreement by written notice to the Purchaser with respect to such Property unless the Purchaser within one (1) Business Day after receipt of such termination notice agrees by written notice to proceed pursuant to Section 5.3(b) with respect to such Property without a reduction in the Purchase Price in excess of the Capped Uninsured Amount. If this Agreement is so terminated by the Sellers with respect to a Property as a result of the amount of any exclusion from insurance coverage or other uninsured loss exceeding the Capped Uninsured Amount with respect to such Property, then the portion of the Deposit applicable to such Property shall be proportionately allocated among the other Properties, the Purchase Price shall be reduced by the value of the applicable Property as set forth on the Allocation of Values, and the Seller of the applicable Property automatically shall be deemed released from its obligations under this Agreement.

5.4 Condemnation. In the event that all or a material portion of a Real Property should be condemned or becomes the subject of condemnation proceedings prior to the Closing such that the reasonably estimated loss of value as a result thereof exceeds fifteen percent (15%) of the value of the Property at which such condemnation has occurred as set forth on the Allocation of Values and/or as a result of such condemnation any Major Tenant at such Property has the right to elect to terminate its Lease and has not waived such right to terminate with respect to such condemnation (in either case, each a “Major Condemnation”) at the Purchaser’s sole option, elect either to:

(a) solely with respect to the Property at which a Major Condemnation has occurred, terminate this Agreement solely with respect to such Property in which case the portion of the Deposit applicable to such Property shall be proportionately allocated among the other Properties; provided, however, Purchaser shall have no right to elect to proceed under this Section 5.4(a) (i) as to more than one Property and (ii) if Purchaser has previously elected to terminate this Agreement with respect to a Property pursuant to Section 5.3(a); or

(b) close the transaction contemplated by this Agreement.

If the Purchaser elects to proceed under Section 5.4(a), the Purchaser shall purchase the remaining Properties in accordance with the terms hereof except that the Purchase Price shall be reduced by the value of the applicable Property as set forth on the Allocation of Values. If the Purchaser elects or is deemed to elect to proceed under Section 5.4(b), or such condemnation does not amount to a Major Condemnation, the Purchaser shall purchase the Properties in accordance with the terms hereof (without reduction in the Purchase Price) and the applicable Seller shall assign to the Purchaser at Closing all condemnation proceeds payable and still outstanding as a result of such condemnation (less such Seller’s reasonable cost to secure the same and less repair costs incurred by such Seller with respect to such taking as documented to the Purchaser’s reasonable satisfaction) and deliver to the Purchaser any condemnation proceeds previously paid to such Seller on account of such condemnation (less such Seller’s reasonable cost to secure the same). The Purchaser shall be deemed to have elected to proceed under Section 5.4(b) unless, within ten (10) Business Days of its receipt of written notice from Seller of such condemnation or condemnation proceedings, the Purchaser provides the Sellers with written notice that the Purchaser elects to proceed in accordance with Section 5.4(a).

5.5 Termination Right

In addition to those rights contained in Section 5.3 and 5.4, in the event there has occurred a Major Casualty or Major Condemnation at two or more Properties, the Purchaser shall have the option either (i) to terminate this Agreement in its entirety in which case Escrow Agent shall promptly return the Deposit to the Purchaser or (ii) close the transactions contemplated by this Agreement in accordance with Section 5.3(b) and Section 5.4(b), as applicable (i.e., terminate this Agreement only as to one of such Properties as to which there is a Major Casualty or Major Condemnation and proceed to Closing on the balance of the Properties). The Purchaser shall be deemed to have elected to proceed in accordance with Section 5.3(b) and Section 5.4(b), as applicable, unless, within ten (10) Business Days of its receipt of written notice from Seller of the second such Major Casualty or Major Condemnation, as applicable, the Purchaser provides the Sellers with written notice that the Purchaser elects to terminate this Agreement in its entirety.

5.6 Interim Operations, Leasing & Other Activities Prior to Closing.

(a) Subject to Purchaser complying with the terms of Section 4.1(a), each Seller shall permit the Purchaser and its designated manager of each Property to have up to five (5) representatives present at each Property to monitor the operation of such Property in order to effect a smooth transition in the ownership and operation of the Properties; provided, however, that such representatives of the Purchaser and its manager (i) shall not unreasonably interfere with the normal management and operation of each Property, (ii) shall hold all information acquired in the course of such monitoring confidential in accordance with the terms of this Agreement, and (iii) shall not be permitted or deemed to have assumed (or deemed by virtue of such transitional management to have assumed) management responsibilities or functions or authority over any Property or any of the property manager’s employees prior to Closing.

(b) Without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed during the Due Diligence Period but thereafter which may be granted or withheld in the Purchaser’s sole and absolute discretion, each Seller shall not enter into any new lease, license or other occupancy agreement covering any portion of a Real Property (a “New Lease”), or any modifications, renewals or terminations of any Leases. With respect to any New Lease or modification, renewal or termination of any Lease proposed after the date of this Agreement for which approval is required under this Section 5.6(b), the applicable Seller shall provide the Purchaser with a written lease proposal notice (and such other information as may reasonably be requested by the Purchaser) and, if the Purchaser does not notify such Seller in writing of its approval or disapproval within two (2) business days during the Due Diligence Period and within five (5) Business Days thereafter, the Purchaser shall be deemed to have approved the transaction described in such notice. Notwithstanding the foregoing, the San Francisco Seller shall have the right to enter certain amendments with those tenants listed on Exhibit 5.6(b)A substantially in the form attached hereto as Exhibit 5.6(b)B.

(c) Each Seller shall not enter into any new service, supply, utility or equipment rental contracts that would affect the Properties or enter into any or modifications, renewals or, except as otherwise provided in Section 4.3, terminations of any existing Property Contracts to be assumed by the Purchaser in accordance with Section 4.2, in each case that would affect a Real Property after the Closing Date, without the written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except (i) in the event that emergency conditions dictate or (ii) such contract is terminable without penalty upon thirty (30) days notice or terminable at Closing, each Seller shall have the right to enter into any such Property Contracts at its sole discretion.

(d) At all times prior to Closing, and subject to Sections 5.6(b) and (c), each Seller shall continue to: (i) maintain its Property in its current condition, reasonable wear and tear and damage from casualty excepted, (ii) except for the departure of personnel working at the Properties following the announcement of the transactions that are the subject of this Agreement, the loss of which personnel Seller shall nonetheless be required to use reasonable efforts to mitigate (i.e., hiring temporary staff), conduct business and leasing (including, without limitation, lease terms and tenants) with respect to its Property in the same manner in which said business and leasing has been heretofore conducted in all material respects, (iii) insure its Property as presently insured, and (iv) subject to the provisions of Section 3.1, not cause any physical changes to the Property or to the condition of title to the Property that would change the Purchaser’s Title Commitment or the Survey except with Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed during the Due Diligence Period, but thereafter which may be withheld in Purchaser’s sole and absolute discretion.

(e) From and after the date hereof, Seller’s shall not have any right to terminate any Leases or apply any Tenant Deposit under any Lease without the prior written approval of the Purchaser, which may be granted or withheld in Purchaser’s reasonable discretion prior to the expiration of the Due Diligence Period and may thereafter be granted or withheld in Purchaser’s sole and absolute discretion.

(f) Prior to the consummation of the Closing, in connection with each effort by Purchaser to offer securities to fund all or a portion of the Purchase Price as provided in Section 5.1(h), (i) Sellers shall use reasonable efforts to cause (x) the auditors of the Properties to cooperate with Purchaser and Purchaser’s agent(s) (and any counsel to such agent(s)) as they conduct and document their investigation of the business and affairs of the Properties in connection with such securities offering, including, without limitation, using reasonable efforts to make their representatives available for customary due diligence sessions, and (y) the management of Sellers property manager having knowledge of the business and affairs of the Properties to make themselves available and cooperate with Purchaser and Purchaser’s agent(s) (and any counsel to such agent(s)) as they conduct and document their investigation of the business and affairs of the Properties in connection with such securities offering and (ii) Sellers shall use reasonable efforts (x) to cause members of their management having knowledge of the business and affairs of the Properties to make themselves available and cooperate with Purchaser and Purchaser’s agent(s) (and any counsel to such agent(s)) as they conduct and document their investigation of the business and affairs of the Properties in connection with such securities offering and (y) provide the most current information related to the business and affairs of the Properties (such as current rent rolls) to Purchaser and Purchaser’s agents(s) (and any counsel to such agent(s)) as they conduct and document their investigation of the business and affairs of the Properties in connection with such securities offering, in each case, upon request by the Purchaser; provided, however, that the Purchaser acknowledges that the Sellers do not control the property manager of each Property, which property manager is the entity with detailed knowledge as to the business and affairs of the Properties and that holds the most current information related to the business and affairs of the Properties.

5.7 Announcement of Transaction. The Sellers acknowledge that, promptly following the execution and delivery of this Agreement, the Purchaser shall publicly announce the transactions contemplated by this Agreement by the timely filing with the Securities and Exchange Commission a Form 8-K with respect to such transactions and, at the Purchaser’s option, may also include a press release; provided, however, that Purchaser shall give Sellers a reasonable opportunity to review and comment on such announcement (including the Form 8-K) of the transactions described in this Agreement and shall consider any such comments, but the Purchaser shall have no obligation to accept or incorporate any such comments of the Sellers. The Sellers also shall have the right to announce that they have entered into this Agreement to sell the Properties to the Purchaser, except that any such announcement by Sellers shall be subject to the prior approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement shall prohibit the Purchaser, upon prior written notice to the Sellers and in form as reasonably approved by the Sellers, from making any other disclosures regarding this Agreement and the transactions contemplated pursuant to this Agreement required to comply with any applicable legal requirements (including, without limitation, any other Securities and Exchange Commission reporting requirements).

6. Representations and Warranties.

6.1 Sellers’ Representations. Except as set forth in the Reports (as hereinafter defined) or as otherwise disclosed on exhibits presently attached to this Agreement, each Seller warrants and represents to the Purchaser as follows, solely with respect to such Seller and the Property owned by such Seller:

(a) Legal Existence and Authority. The Seller is a duly formed, validly existing limited liability company under the laws of the State of Delaware, is in good standing, and is authorized to enter into this Agreement and consummate the transactions contemplated hereby; each of the individuals executing this Agreement on the Seller’s behalf is authorized to do so, and this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b) Consents. No authorization, consent, or approval of any governmental authority is required for the execution and delivery by the Seller of this Agreement or the performance of its obligations hereunder.

(c) FIRPTA. The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986. Chandler Seller’s taxpayer identification number is 20-4789117. Chantilly Seller’s taxpayer identification number is 20-4789198. El Segundo Seller’s taxpayer identification number is 20-3176302. Oakland Seller’s taxpayer identification number is 20-8145907. San Francisco Seller’s taxpayer identification number is 20-3958777.

(d) Bankruptcy. The Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of the Seller or for the appointment of a receiver or trustee for all or any substantial part of the Seller’s property, nor has the Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due.

(e) Litigation; Tenant Bankruptcy Proceedings. There are no pending or, to the Seller’s knowledge, threatened in writing, actions, suits or other legal proceedings of any kind (including, but not limited to, bankruptcy) against the Seller or against its property manager with respect to the operation or condition of the Property except as set forth on Exhibit 6.1(e); provided, however, that for the avoidance of doubt the foregoing representation and warranty shall not apply to any bankruptcy, receivership or similar proceeding filed by or against any Tenant under a Lease. To the Sellers’ knowledge, the only Tenants under current Leases that are the subject of any bankruptcy, receivership or similar proceeding filed by or against such Tenant are listed in Exhibit 6.1(e).

(f) Violations of Law. Except as set forth on Exhibit 6.1(f), to the Seller’s knowledge, the Seller has not received any written notice from any governmental agency or other government instrumentality regarding the Seller’s or the Property’s violation of any applicable governmental law, ordinance, rule or regulation or requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been previously cured.

(g) Condemnation. The Seller has not received any written notice from any governmental agency or official to the effect that any condemnation proceeding is contemplated in connection with the Real Property.

(h) Conflicts. Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the certificate of organization or other organizational documents of the Seller, (2) to the Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority applicable to the Seller, or (3) other than in connection with Leases and Property Contracts (which are addressed in Section 6.1(i) and in Section 4.2, respectively) and except as listed on Exhibit 6.1(h), any agreement or instrument to which the Seller is a party or by which it, or to its knowledge the Property, is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(i) Leases. The Seller has delivered or made available complete copies of all Leases and guarantees of the obligations of Tenants thereunder, if any, and all of the same are set forth on the schedule of leases hereto as Exhibit 6.1(i)A (the “Schedule of Leases”); provided, however, that the San Francisco Seller and the Oakland Seller shall provide an updated and confirmed Schedule of Leases as of the date of this Agreement with respect to the San Francisco Property and the Oakland Property, respectively, within three (3) Business Days after the date of this Agreement, and the Schedule of Leases as used in the remainder of this Section 6.1(i) means the Schedule of Leases as so updated and confirmed with respect to the San Francisco Property and the Oakland Property. The Schedule of Leases sets forth an accurate and complete schedule of all of the Tenant Deposits. There are no leases of space in the Real Property or other agreements to occupy or use all or any portion of the Real Property, which will be in force after the Closing and under which Seller is a party other than as set forth on the Schedule of Leases; provided, however, that the personnel providing any so-called “remote hands” services for a transition period following the Closing pursuant to the Remote Hands Agreements may require space at the Properties to perform such services pursuant to arrangements agreed to between the Purchaser and the affiliate of the Sellers’ property manager that is party to the Remote Hands Agreements. Except as disclosed in the Schedule of Leases and except in connection with the Outage Events: (i) the Seller has received no written notice from any Tenant claiming that the Seller is currently in default in any material obligation as landlord under any Lease; (ii) no Tenant is in default in any material monetary obligation or, to the Seller’s knowledge, any material non-monetary obligation, under its Lease; and (iii) no rent has been paid by any Tenant more than one month in advance and no Tenant Deposits have been applied to perform Tenant obligations. Exhibit 6.1(i)B lists each Lease that requires notice to or the consent of the applicable Tenant in connection with a transfer of the Property, and the applicable Seller shall provide such notice or obtain such consent except to the extent otherwise provided in such Exhibit 6.1(i)B.

(j) Property Contracts. The Seller has delivered or made available to the Purchaser complete copies of all Property Contracts entered into as of May 15, 2010 (including all amendments or supplements thereto), and there are no other Property Contracts under which Seller is a party that will be binding on the Property or the Purchaser after the Closing. Notwithstanding the foregoing, the Seller shall not be deemed to be in breach of this Agreement if the Seller unintentionally fails to provide to the Purchaser any Property Contract involving aggregate payments of less than twenty thousand dollars ($20,000) per year or which are terminable by the owner of the Real Property at no cost or expense (other than payment for services or materials through the date of termination) upon not more than thirty (30) days’ written notice. To Seller’s knowledge, Seller is not in default under any of the Property Contracts.

(k) Rights to Purchase. The Seller has not granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Property or any other rights in favor of third persons to purchase or otherwise acquire a Property.

(l) Hazardous Materials. Except as may be disclosed in the Reports and the Inspection Records, to the Seller’s knowledge, the Seller has not received any written notice regarding any noncompliance with or violation of any Environmental Requirements (as hereinafter defined) applicable to the Real Property or the presence or release of Hazardous Materials (as hereinafter defined) on or from the Real Property.

(m) Ownership of Personal Property, Intangible Property and IT Systems. Except as set forth on Exhibit 6.1(m), all of the Personal Property, Intangible Property and IT Systems owned by the Sellers and conveyed to the Purchaser shall be, on the Closing Date, free and clear of all liens, encumbrances and security interests.

(n) Brokers. The Financial Advisor (as hereinafter defined) is the only broker with whom the Seller has dealt in connection with this purchase and sale.

(o) Leasing Costs. Except as may be set forth in the schedule of leasing and brokerage agreements set forth on Exhibit 6.1(o) hereto, as of the Closing, no leasing or similar commissions are now or in the future payable with respect to any of the Leases that have not been paid in full. All tenant improvement and other leasing costs for the current terms of all of the Leases have been paid in full by the applicable Seller. Subject to Section 7.4(c)(xi), no Tenants are entitled to any free rent or other concessions under their Leases after the Closing Date.

(p) Financial Statements.

(i) The annual income and expense statements with respect to MainRock II, LLC (which wholly owns the Chandler Seller and the Chantilly Seller), El Segundo Seller, MainRock III, LLC (which wholly owns the Oakland Seller), and Above Rincon, LLC (which wholly owns the San Francisco Seller) provided to the Purchaser for calendar years 2007, 2008 and 2009, and “year-to-date” through March 31, 2010, are correct and complete copies of the financial statements prepared by such Seller (or its parent, as applicable) and have been prepared in accordance with U.S. generally accepted accounting principles and present fairly, in all material respects, the operating results of the Property owned by such Seller for the periods covered by such statements, subject to typical year-end adjustments for the March 31, 2010 “year-to-date” statement.

(ii) The Combined Statement of Revenue and Certain Expenses for the Properties for the year ended December 31, 2009 (audited) and for the three months ended March 31, 2010 (reviewed) attached hereto as Exhibit 6.1(p) present fairly, in all material respects, the combined revenue and certain expenses of the Properties for the year ended December 31, 2009 and such three month period and are in conformity with U.S. generally accepted accounting principles. No consolidated or combined financial statements of the Properties for any reporting period subsequent to March 31, 2010 are available. For the period from April 1, 2010 to May 31, 2010, nothing has come to the attention of the Sellers that would cause the Sellers to conclude that there has been a material decrease in revenue and revenue in excess of certain expenses of the Properties, in each case in conformity with U.S. generally accepted accounting principles, when compared to the period from February 1, 2010 to March 31, 2010; provided, however, that the foregoing does not take into account potential decreases in revenue and/or increases in certain expenses arising out of or relating to the Outage Events as discussed in Section 7.4(c)(xi), and the ultimate amount of the potential decreases in revenue and/or increases in certain expenses arising out of or relating to the Outage Events is not yet determinable.

(q) Reciprocal Representations. The representations and warranties contained in Sections 6.4(f), (g), (h) and (i) are incorporated herein but with all references to the Purchaser being replaced with the Seller so that each Seller is hereby making the exact same representations and warranties to the Purchaser regarding the matters contained in Sections 6.4(f), (g), (h) and (i).

(r) Taxes. Each Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by such Seller) all material tax returns that were required to be filed with respect to the Properties. All such tax returns are complete and accurate in all material respects. All material taxes owed by the Sellers with respect to the Properties (whether or not shown on any tax return) have been paid. There are no pending or, to the Sellers’ knowledge, threatened in writing audits, investigations, notices of deficiency, claims or other material actions for or relating to any liability for taxes of any Seller with respect to the Properties.

(s) Tenant Termination Rights Based on Outage Events. Exhibit 6.1(s) lists (i) each Tenant listed on Exhibit 7.4(c)(xi) that, pursuant to the terms of its Lease, has the right to terminate its lease based on the interruption of power to such Tenant, and (ii) a summary of such termination rights.

6.2 Limitation as to Leases. Except as expressly provided for in Section 5.6(b), no Seller shall permit the amendment or termination of any Lease after the date of this Agreement. Except as may be provided for in Section 6.1(i), no Seller represents or warrants that any particular Lease or Leases will be in force and effect on the Closing Date or that the Tenants will continue to perform their obligations under the Leases.

6.3 Seller; Seller’s Knowledge. Whenever a representation is made to “Seller’s knowledge,” or a term of similar import, the accuracy of such representation shall be based solely on the actual, as distinguished from implied, imputed and constructive, knowledge, on the date that such representation or warranty is made, of Adrian Polak, Chris Dolan, James McGrath, Jean Paul Balajadia and Kevin Louie, without inquiry or investigation other than verbal inquiry of the property manager for each Property, provided that there shall be no personal liability on the part of such individuals hereunder or on the part of the property manager. The representations and warranties of the Sellers set forth in Section 6.1 and the covenants and obligations of the Sellers to be performed prior to and/or after the Closing shall survive the Closing Date for a period of nine (9) months (“Survival Period”), subject to the provisions of Section 9.4 of this Agreement. If the Closing occurs, Purchaser shall be deemed to have unconditionally and irrevocably waived any claim against each Seller for any breach of a representation or warranty (absent fraud) or a breach of a pre-closing covenant or obligation of such Seller but in both cases only to the extent that Purchaser had knowledge of such breach prior to the Closing.

6.4 Purchaser’s Representations. The Purchaser makes the following representations and warranties to the Sellers:

(a) Legal Existence and Authority. The Purchaser is a duly formed, validly existing limited partnership under the laws of the State of Maryland, is in good standing, and is authorized to enter into this Agreement and at Closing will be authorized to consummate the transactions contemplated hereby; each of the individuals executing this Agreement on the Purchaser’s behalf is authorized to do so, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b) Litigation. To the Purchaser’s knowledge, the Purchaser has not received written notice of any actions, suits or proceedings (including, but not limited to, bankruptcy) that are pending or threatened against the Purchaser which, if determined adversely to the Purchaser, would adversely affect the Purchaser’s ability to perform its obligations hereunder.

(c) Conflicts. Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (A) the organizational documents of the Purchaser, (B) to the Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (C) any agreement or instrument to which the Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;

(d) Governmental Approvals. No authorization, consent or approval of any governmental authority (including courts) is required for the execution and delivery by the Purchaser of this Agreement or the performance of its obligations hereunder.

(e) Taxpayer I.D. The Purchaser’s taxpayer identification number is 20-2402955.

(f) Terrorism. Neither the Purchaser nor, to the Purchaser’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(g) OFAC. Neither the Purchaser nor, to the Purchaser’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(h) Money Laundering. Neither the Purchaser nor, to the Purchaser’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither the Purchaser, nor any person controlling or controlled by the Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(i) ERISA. The Purchaser is not subject to Title I of the Employee Retirement Income Security Act of 1974, as amended and/or Section 4975 of the Internal Revenue Code of 1986, as amended and is not subject to state statutes regulating the investments of and fiduciary obligations with respect to governmental plans.

6.5 Property Conveyed “As Is”. Other than as expressly set forth in this Agreement, the Sellers hereby specifically disclaim any warranty, guaranty, representation or covenant, oral or written, past, present or future, of, as to, or concerning (a) the nature and condition of the Properties, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Real Properties, and the suitability thereof and of the Properties for any and all activities and uses which the Purchaser may elect to conduct thereon, and the existence of any Hazardous Materials thereon, (b) the compliance of the Properties with any law, rule, regulation or ordinance to which the Properties are or may be subject, (c) except as provided in each Deed (as hereinafter defined), the condition of title to the Properties or the nature and extent of any right of way, lease, license, reservation or contract, (d) the profitability or losses or expenses or income potential relating to the Properties and the businesses conducted in connection therewith, (e) the value of the Properties, (f) the existence, quality, nature or adequacy of any utility servicing the Real Properties, (g) the physical condition of the Properties, (h) the legal or tax consequences of this Agreement or the transactions contemplated hereby and (i) the conformance of any financial information to generally accepted accounting principles. The Purchaser acknowledges that except as expressly set forth in Section 6.1, the Sellers have not made an independent investigation or verification of the accuracy or completeness of any documents, studies, surveys, information or materials which were prepared by parties other than the Sellers and which will be provided, or made available, to the Purchaser including, without limitation, the Inspection Records, the Reports, or the methods employed by the preparers of such items. The Purchaser acknowledges that is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Properties and as of the Closing it will have had a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Properties as the Purchaser, in its sole and absolute discretion, may determine appropriate. The Purchaser expressly acknowledges that, in consideration of the agreements of the Sellers herein, and other than as expressly set forth in this Agreement, the Sellers make no representations or warranties, express or implied, or arising by operation of law, including, but not limited to any of the following:

(a) The value of any Property;

(b) Any income to be derived from any Property;

(c) The suitability of any Property for any and all activities and uses which the Purchaser may conduct thereon, including the possibilities for further development of the Properties or construction thereon;

(d) The habitability, merchantability, marketability, profitability or fitness for a particular purpose of any Property or any improvements thereon;

(e) The manner, quality, state of repair or lack of repair of any Property (including any improvements thereon);

(f) The nature, quality or condition of any Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing any Property);

(g) The compliance of or by the Sellers, the Properties, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body;

(h) The manner or quality of the construction or materials incorporated into the Properties;

(i) The disposal or existence of any solid waste or Hazardous Materials and compliance with environmental laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Fair Housing Act, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time) or under any federal, state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials;

(j) The presence or absence of radon gas, methane gas, asbestos any other Hazardous Materials at, on, under, or adjacent to the Properties;

(k) The conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been or may be provided to the Purchaser;

(l) The conformity of any Property to past, current or future applicable zoning or building requirements;

(m) Deficiency of any undershoring;

(n) Deficiency of any drainage;

(o) The fact that all or a portion of any Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone;

(p) The existence of vested land use, zoning or building entitlements affecting any Property;

(q) Water rights or the availability of or access to water;

(r) The presence or suitability of any utilities or availability thereof;

(s) The completeness or accuracy of any information provided to the Purchaser by the Sellers or their agents; and

(t) Any other matter relating to any Property or to the development, construction, leasing, operation, or sale of any Property.

Without limiting the foregoing, the Purchaser hereby agrees that, if at any time, any third party or governmental agency seeks to hold the Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath any Property or emanating therefrom, then the Purchaser waives any rights it may have against the Sellers in connection therewith, including under CERCLA, and the Purchaser agrees that it shall not (a) implead any Seller, (b) bring a contribution action or similar action against any Seller or (c) attempt in any way to hold any Seller responsible with respect to any such matter.

Except for the Sellers’ representations and warranties set forth in Sections 6.1 and the covenants and obligations of the Sellers set forth in this Agreement (collectively, the “Non-Released Matters”), (i) the Purchaser is purchasing the Properties solely in reliance on the Purchaser’s own investigations and those of the Purchaser’s agents, and (ii) the Purchaser is not relying on any statements, information, and/or other material provided by the Sellers or the Sellers’ agents.

EXCEPT FOR THE NON-RELEASED MATTERS, THE PURCHASER SHALL RELY SOLELY UPON THE PURCHASER’S OWN KNOWLEDGE OF THE PROPERTY BASED ON ITS INVESTIGATION OF THE PROPERTY AND ITS OWN INSPECTION OF THE PROPERTY IN DETERMINING THE PROPERTY’S CONDITION. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE NON-RELEASED

MATTERS), THE PURCHASER OR ANYONE CLAIMING BY, THROUGH OR UNDER THE PURCHASER HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLERS, AND SELLERS’ PARENTS, SUBSIDIARIES AND AFFILIATES, AND THE PARTNERS, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SHAREHOLDERS, PARTICIPANTS, SUCCESSORS AND ASSIGNS OF ANY OF THEM (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS THAT THE PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER THE PURCHASER, MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY OF THE RELEASED PARTIES FOR ANY LOSS, LIABILITY, DAMAGE, OBLIGATION, COST OR EXPENSE (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COURT COSTS), DEMAND, ACTION, CAUSE OF ACTION, DIRECTIVE, ORDER, OR JUDGMENT (COLLECTIVELY, “CLAIMS”) ARISING FROM OR RELATED TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, HAZARDOUS MATERIALS AFFECTING (OR IN OTHERWISE CONNECTION WITH) THE PROPERTY OR ANY PORTION THEREOF. THIS RELEASE INCLUDES CLAIMS OF WHICH THE PURCHASER IS PRESENTLY UNAWARE OR WHICH THE PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY THE PURCHASER, WOULD MATERIALLY AFFECT THE PURCHASER’S RELEASE TO SELLERS. PURCHASER UNDERSTANDS THE LEGAL SIGNIFICANCE OF THE FOREGOING PROVISIONS AND ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 6.5 WERE A MATERIAL FACTOR IN THE SELLERS’ ACCEPTANCE OF THE PURCHASE PRICE AND THAT THE SELLERS ARE UNWILLING TO SELL THE PROPERTIES TO THE PURCHASER WITHOUT THE BENEFIT OF THE FOREGOING RELEASES IN FAVOR OF THE SELLERS.

Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6.5 shall survive the Closing without limitation.

6.6 Natural Hazard Disclosures. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”). The Purchaser hereby acknowledges that, prior to the expiration of the Due Diligence Period with respect to environmental matters, the El Segundo Seller, the Oakland Seller and the San Francisco Seller (collectively, the “California Sellers”) have provided the Purchaser with Natural Hazard Disclosure Statements (collectively, the “Disclosure Statements”) in a form required by the Act for the El Segundo Property, Oakland Property and San Francisco Property. The Purchaser acknowledges that the California Sellers retained the services of the Title Company to examine the maps and other information made available to the public by government agencies for the purpose of enabling the California Sellers to fulfill their disclosure obligations with respect to the Act and to prepare the written reports of the result of their examination (collectively, the “Natural Hazard Reports”). The Purchaser acknowledges that the Natural Hazard Reports fully and completely discharge the Sellers from their disclosure obligations under the Act and under California Civil Code Sections 1102 through 1102.17. The Purchaser acknowledges and agrees that nothing contained in the Disclosure Statements release the Purchaser from its obligation to fully investigate and satisfy itself with the condition of the Properties, including, without limitation, whether any Property is located in any Natural Hazard Area. The Purchaser further acknowledges and agrees that the matters set forth in the Disclosure Statements or the Natural Hazard Reports may change on or prior to the Closing and that the California Sellers have no obligation to update, modify or supplement the Disclosure Statements or the Natural Hazard Reports. The Purchaser is solely responsible for preparing and delivering its own Disclosure Statements to subsequent prospective purchasers of the Properties.

6.7 Certain Reports. As of the date hereof, the Sellers have provided to the Purchaser true and complete copies of the material reports that are in the Sellers’ possession or control relating to the physical and environmental condition of each Property, which reports are listed on Exhibit 6.7 hereto (collectively, the “Reports”). For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable law related to any Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on a Real Property: (a) requires reporting, investigation or remediation under Environmental Requirements; (b) causes or threatens to cause a nuisance on a Real Property or adjacent property or poses or threatens to pose a hazard to health or safety of persons on a Real Property or adjacent property; or (c) which, if emanated or migrated from a Real Property, could constitute a trespass. For purposes of this Agreement, the term “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which a Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of real property, real property or the use of real property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

7. Closing

7.1 Closing Date. Subject to each Seller’s right to extend the Closing Date as provided in this Agreement, the closing hereunder shall take place at the office of the Sellers’ counsel, Goodwin Procter LLP, Three Embarcadero Center, 24th Floor, San Francisco, CA 94111

at 10:00 a.m., or with the Title Company through customary escrow closing arrangements reasonably acceptable to the Sellers and the Purchaser (the “Closing”) on the date that is fifteen (15) days after the expiration of the Due Diligence Period or such earlier date and time as may be agreed to by the parties (the “Closing Date”). Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date for up to an additional fifteen (15) days in total by giving written notice to such effect to Sellers at least five (5) Business Days before the then scheduled Closing Date and by increasing the amount of the Deposit by an additional $10,000,000 (i.e. from $15,000,000 to $25,000,000) by wire transfer to Escrow Agent by the close of business on such day which is five (5) Business Days before the scheduled Closing Date. If the Purchaser elects to extend the Closing Date as provided for in the preceding sentence, then, notwithstanding anything to the contrary contained in this Agreement, the maximum period of time that Seller may elect to extend the Closing Date thereafter pursuant to any of the provisions of this Agreement shall be fifteen (15) days.

7.2 Sellers’ Deliveries. At or prior to the Closing, each Seller shall deliver or cause to be delivered, at each Seller’s sole expense pursuant to customary closing escrow arrangements reasonably satisfactory to each Seller and the Purchaser, each of the following items:

(a) A deed (the “Deed”) duly executed and acknowledged by the applicable Seller, substantially in the form attached hereto as Exhibit 7.2(a)-1, Exhibit 7.2(a)-2 or Exhibit 7.2(a)-3, as applicable, subject only to the Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean: (i) applicable zoning, subdivision, building and other land use laws and regulations; (ii) all matters, whether or not of record, that arise out of the actions of the Purchaser or its agents, representatives or contractors; (iii) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (iv) all other matters shown on or referenced in a Title Commitment (other than Seller Encumbrances) or a Survey that are acceptable or deemed acceptable by the Purchaser pursuant to the provisions of Section 3.1; and (v) all other matters affecting title consistent with the provisions of Section 3.1 of this Agreement.

(b) A duly executed and acknowledged original bill of sale and general assignment substantially in the form attached hereto as Exhibit 7.2(b).

(c) A duly executed and acknowledged original counterpart of an assignment and assumption of all of the Leases (including an assignment of all of such Seller’s rights in Tenant Deposits) substantially in the form attached hereto as Exhibit 7.2(c).

(d) Originals, to the extent originals are in such Seller’s possession or control, or copies of all Leases (with all amendments, modifications and lease guarantees, if any, thereto) relating to the applicable Real Property, and an accounting of all Tenant Deposits. With respect to any Tenant Deposits which are in the form of letters of credit, one of the following for each such letter of credit: (i) if such letter of credit is, by its terms, assignable, such letter of credit together with a duly executed assignment of such letter of credit which cites the Purchaser as the beneficiary thereof and with Seller responsible for any transfer fees or (ii) if such letter of credit is not, by its terms, assignable to the Purchaser, such letter of credit together with a commitment in form reasonably satisfactory to the Purchaser by the bank issuing such letter of credit to reissue such letter of credit with the Purchaser as the beneficiary thereof upon surrender of the outstanding letter of credit with Seller responsible for any transfer fees. In the event that such Seller cannot deliver items (i) or (ii) at Closing for any given letter of credit, such Seller shall instead deliver a duly executed, original counterpart of an escrow agreement in form reasonably satisfactory to each of the Sellers and the Purchaser which authorizes Escrow Agent to place in an escrow account proceeds from the Purchase Price paid at Closing equal to one hundred percent (100%) of the amount represented by such letter or letters of credit, such funds to be released to the Purchaser if the Purchaser does not receive replacement letters of credit within one hundred twenty (120) days of Closing (or sooner if the letter of credit would expire during such period and Purchaser would be entitled under the applicable Lease to apply any portion of such letter of credit to Tenant obligations if Purchaser held the same), subject to the refund of such amount to the applicable Seller to the extent that the Purchaser subsequently receives such replacement letters of credit or to the extent that the obligation of such Tenant to maintain a security deposit expires (but only after the Purchaser deducts such amounts as the Purchaser would be entitled to apply under the applicable Leases had Purchaser held the letter of credit before it expired). The Purchaser shall, at no material cost or liability to the Purchaser, use reasonable efforts to assist such Seller in obtaining any such replacement letters of credit; provided, however in no event shall the Purchaser be required to take any action against a Tenant to obtain any replacement letter of credit.

(e) All keys to all locks and all passwords used for entry or security in connection with the applicable Real Property, all passwords and passcodes for the IT Systems to the extent necessary for the operation of the applicable IT System component that otherwise cannot be reset, and, except as excluded by the terms of this Agreement, all documents in the possession of such Seller pertaining to the Tenants, including, but not by way of limitation, all books and records of the Property (a Sellers’ financial records relating to the Properties), applications, correspondence and credit reports relating to such Tenants.

(f) A non-foreign person affidavit in customary form sworn to by each Seller as required by Section 1445 of the Internal Revenue Code.

(g) For each Real Property located in the State of California, a California Form 593C Real Estate Withholding Certificate, and for any other Real Property, such transfer tax declaration or other forms as may be required by law as a condition to the recordation of the applicable Deed.

(h) A certificate in the form attached hereto as Exhibit 7.2(h) stating that all of the representations and warranties of each Seller contained in this Agreement (i) were true in all material respects when made or at such time as otherwise referenced therein, and (ii) are true in all material respects on the Closing Date except as otherwise noted in such certificate; provided, however, that the condition provided in this Section 7.2(h) and the condition in Section 5.1(b) shall nevertheless be deemed satisfied if any representation and warranty of such Seller as noted in the certificate becomes untrue or inaccurate after the date hereof due to circumstances beyond such Seller’s control that do not constitute or result from a default by such Seller under this Agreement, including, without limitation, a default after the date of this Agreement by any party other than a Seller to any agreement relating to a Property (including, without limitation, any Tenant under a Lease or party to a Property Contract to be assumed by the Purchaser at Closing) so long as such circumstances do not have a material adverse effect on the ownership or value or operation of such Seller’s Property taken as a whole (a “Property Changed Circumstance MAE”); provided, however, that in no event shall a Property Changed Circumstance MAE include (x) any default by a Tenant under its Lease after the date of this Agreement or any bankruptcy, receivership or similar proceeding filed by or against any Tenant under a Lease or any other adverse change in the credit, business or prospects of a Tenant or (y) an Outage Event or a Future Outage, which are governed by the provisions of Sections 7.4(c)(xi) and 7.4(c)(xii). If there is a Property Changed Circumstance MAE, then Purchaser shall have the right to terminate this Agreement solely with respect to such Property, in which case the portion of the Deposit applicable to such Property shall be proportionately allocated among the other Properties, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property pursuant to the Allocation of Values, and the Seller of the applicable Property automatically shall be deemed released from its obligations under this Agreement; provided, however, that Purchaser shall have no right to elect to terminate this Agreement as to more than one Property pursuant to this Section 7.2(h) as a result of a Property Changed Circumstance MAE. If there is a Property Changed Circumstance MAE with respect to more than one Property such that the Purchaser would have the right to terminate this Agreement as to such Property but for the proviso in the preceding sentence limiting such termination right to a single Property, then the Purchaser shall have the option, exercisable by written notice delivered to the Sellers by 10:00 A.M. on the Closing Date, of either (A) terminating this Agreement as to only one of such Properties as to which there is a Changed Circumstance MAE as set forth above and closing on the remaining Properties or (B) terminating this Agreement in its entirety, in which event the Deposit shall be returned to Purchaser and no party shall have any further obligation or liabilities under this Agreement, except for such obligations or liabilities that expressly survive the termination of this Agreement. Each Seller shall in any event have the right, but not the obligation, to cure any breach or inaccuracy in any representation or warranty (including, without limitation, due to circumstances beyond such Seller’s control that do not constitute or result from a default by such Seller under this Agreement) to the Purchaser’s reasonable satisfaction and, if necessary to allow such cure, the Closing Date shall be extended for up to thirty (30) days exercisable by delivery of an Extension Notice to the Purchaser in order to provide additional time for such cure.

(i) Such evidence, certificates or documents as may be reasonably required by the Title Company including, without limitation, the Title Company’s form of owner’s affidavit (including gap indemnity (to the extent applicable)) in the form attached hereto as Exhibit 7.2(i), which form of affidavit the Sellers represent has been approved by the Title Company relating to: (i) mechanics’ or suppliers’ liens; (ii) parties in possession; or (iii) the status and capacity of each Seller and the authority of the person or persons who are executing the various documents on behalf of each Seller in connection with the sale of a Property, and in any event, copies of each Seller’s legal existence certificate from the State of Delaware and appropriate votes and authorizations to enter into and close the transaction contemplated herein.

(j) All Property Contracts to be assumed by the Purchaser and all other documents in the possession of each Seller or its property manager relating to the operation of the Properties including, without limitation, all permits, licenses, approvals, plans, specifications, surveys, guaranties and warranties and any other items related to the ownership of each Property which are customarily delivered at Closing by sellers to purchasers in comparable transactions (but not any property or other items expressly excluded pursuant to this Agreement).

(k) A duly executed original counterpart of a closing statement in accordance herewith.

(l) An updated Schedule of Leases as provided for in the form of certificate attached hereto as Exhibit 6.1(i)A.

(m) Evidence, reasonably satisfactory to the Purchaser, that the El Segundo Seller has paid off the remaining Proposition 13 Protection Amount (as defined in and pursuant to that certain lease by and between the El Segundo Seller and Cedars-Sinai Medical Center, dated March 29, 2007, as amended).

(n) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement or which are otherwise required or contemplated by this Agreement.

7.3 Purchaser’s Deliveries. At or prior to the Closing, the Purchaser shall deliver the following items pursuant to customary closing escrow arrangements reasonably satisfactory to the Sellers and the Purchaser:

(a) By wire transfer of immediately available federal funds, the Purchase Price as adjusted for the Deposit being delivered to Seller at Closing as provided for herein and prorations provided for in this Agreement.

(b) Duly executed and acknowledged original counterparts of the Sellers’ deliveries in Sections 7.2 (b), (c) and (k).

(c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of the Purchaser and the authority of the person or persons who are executing the various documents on behalf of the Purchaser in connection with the purchase of a Property, and in any event, copies of the Purchaser’s legal existence certificate from the State of Delaware and appropriate authorizations to enter into and close the transaction contemplated herein.

(d) A certificate in the form attached hereto as Exhibit 7.3(d) stating that all representations and warranties made by the Purchaser in this Agreement remain true, correct and complete in all material respect the Closing Date.

(e) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement or which are otherwise required or contemplated by this Agreement.

7.4 Costs and Prorations.

(a) Property Management Agreement and Employees. On or prior to the Closing, each Seller shall, in compliance with all applicable laws, rules, regulations and orders either terminate those persons employed by such Seller or otherwise take necessary action such that the Purchaser shall have no liability concerning any employees of such Seller or the property manager of the Property (the “Employees”) from and after the Closing. Each Seller shall pay all amounts under the property management agreements with respect to periods prior to Closing and all costs of terminating such property management agreements at or before Closing, and all costs relating to the Employees. There shall be no proration for such amounts or costs.

(b) Closing Costs. The Purchaser and each Seller shall each pay their own legal fees related to the negotiation and preparation of this Agreement and all documents required to settle the transaction contemplated hereby. The Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) any survey costs for surveys or survey updates ordered by the Purchaser, (iii) fifty percent (50%) of all escrow fees and (iv) all other amounts noted as the Purchaser’s responsibility on Exhibit 7.4(b). Each Seller shall pay (i) all recording fees associated with the discharge of Seller Encumbrances with respect to the Property owned by such Seller, (ii) its allocated share of all escrow fees (based on the Allocation of Values), such that the Sellers’ are collectively responsible for 50% of such fees, and (iii) any other amounts noted as such Seller’s responsibility on Exhibit 7.4(b). All other customary purchase and sale closing costs shall be paid by the applicable Seller or the Purchaser in accordance with the custom in the jurisdiction where a Property is located.

(c) Prorations. The following shall be prorated separately for each Property between the applicable Seller and the Purchaser as of the Closing Date:

(i) all real estate taxes and general or special assessments on the applicable Real Property and personal property taxes based on the most recently ascertainable taxes. Each Seller shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and the Purchaser shall be responsible for all such taxes allocable to any period from and after the Closing Date. If any taxes or assessments relating to the period prior to the Closing are paid in installments, then such Seller shall pay on or before the Closing Date any remaining installments with respect to such taxes or assessments. If, at the time of Closing, the tax rate has not yet been fixed, the taxes shall be prorated based upon the tax rate established for the previous tax year applied to the latest assessed value; provided, however, that such Seller and the Purchaser agree that to the extent the actual taxes for the current year differ from the amount so apportioned at Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing. With respect to any property tax appeals or reassessments filed by any Seller for tax years prior to the tax year in which the Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under the Leases to pay to the Tenants thereunder a share of any such refund or rebate, which shall be such Seller’s sole obligation), and with respect to any property tax appeals or reassessments filed for the tax year in which the Closing occurs, Seller and Purchaser shall share the amount of any rebate or refund resulting therefrom (after first paying to the Seller or Purchaser, as applicable, all costs and expenses reasonably incurred by the Seller or Purchaser, as applicable, in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year (with the Seller and Purchaser each obligated for any amount of such refund or rebate required to be paid to the Tenants under the Leases for its respective period of ownership of the Property for such tax year). In no event may Seller commence or settle any tax appeal without the Purchaser’s prior written consent. Following Closing, the Purchaser shall assume sole control of any such tax appeals;

(ii) except as otherwise provided in paragraph (iii) below, all fixed and additional rents under the applicable Leases and other Tenant charges and security deposits, in each case as and when actually received. Each Seller shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Closing Date and all Tenant Deposits. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. To the extent the Purchaser or a Seller receives such rents and other charges from a Tenant on or after the Closing Date, such amounts shall, be successively applied to the payment of (A) rent due and payable from such Tenant in the month in which the Closing occurs; (B) rent due and payable from such Tenant in the months following the month in which the Closing occurs; and (C) rent due and payable from such Tenant in the months preceding the month in which the Closing occurs, and promptly paid to the applicable Seller. The applicable Seller reserves the right for up twelve (12) months after the Closing to collect delinquent rents (including, without limitation, any electric power consumption invoices not paid to the applicable Seller by the applicable Tenant) owed to such Seller and to pursue an action to collect such delinquent rent against any Tenant with respect to such delinquent rents provided that such action does not affect such Tenant's possession or such Tenant’s Lease at the Real Property. There shall not be any proration in favor of Seller in respect of insurance premiums for insurance coverage obtained by Seller because the Purchaser shall maintain its own insurance on and after the Closing Date. Notwithstanding anything herein to the contrary, Seller shall remain responsible to Tenants for any year-end reconciliations of reimbursable expenses under the Leases for the calendar years prior to the year of Closing;

(iii) notwithstanding the provisions of paragraph (ii) above, the Sellers and the Purchaser acknowledge that Tenants are billed for electric power consumption in arrears at the time that invoices are presented to Tenants for rent. For example, the invoice to a Tenant for June 2010 rent sent by a Seller in May will include a separate charge for electric power consumption by such Tenant during a prior metered period (for example, electric power consumption during the period from April 10, 2010 until May 9, 2010). Following the Closing, the Purchaser will invoice Tenants for prior electric power consumption consistent with past practices (including showing such power consumption as a separate charge) and if the Tenant fails to pay such invoice Purchaser shall continue to bill such Tenant for the delinquent amount. To the extent that the Purchaser receives payment from a Tenant after the Closing for electric power consumption in accordance with the applicable invoice (whether made as a separate payment for such invoiced charge for power or included as part of a lump sum payment of the rent and power charge in such invoice) for a period prior to Closing and which has been paid by the applicable Seller to the applicable utility company, Purchaser shall remit such power charge payment (or portion of such lump sum payment applicable to such power charge) to such Seller.

(iv) other items customarily apportioned in sales of real property in the jurisdiction in which the Property is situated;

(v) each Seller shall be credited for prepaid sums under Property Contracts to be assumed by the Purchaser and the Purchaser shall be credited for any amounts due or accrued thereunder as of Closing; and

(vi) to the extent that utility meters are not read and final bills rendered as of the day immediately preceding the Closing Date, water, sewer, electricity and other public utility charges with respect to a Property shall be prorated effective as of the day immediately preceding the Closing Date utilizing an estimate of such charges based on utility bills for the billing period prior to the billing period in which the Closing occurs.

(vii) Each Seller shall request and use reasonable efforts to obtain a final reading of all water, sewer, electricity, gas and other public utility meters as of the day immediately preceding the Closing Date and shall promptly pay any bills rendered pursuant to such meter readings.

(viii) Chandler Seller or Chandler Seller’s predecessor in interest has paid all “speculative builder tax” for the Chandler Property, if applicable, and to the extent that the same has not been paid, Chandler Seller shall be responsible for the payment of the same.

(ix) Each Seller shall provide the Purchaser with a credit at the Closing for any leasing or similar commissions or tenant improvements that have not been paid in full by such Seller as of the Closing for any Leases at the applicable Property entered into prior to the date of this Agreement or any Lease extension or renewal options at the applicable Property exercised prior to the date of this Agreement.

(x) The Purchaser shall be responsible for any free rent, allowances or other concessions due any Tenant under the Leases for the period from and after Closing in connection with New Leases.

(xi) The Sellers and the Purchaser agree as set forth in Exhibit 7.4(c)(xi) with respect to Outage Events and Future Outages. The provisions of such Exhibit 7.4(c)(xi) shall survive the Closing.

(xii) The Sellers and the Purchaser agree as set forth in Exhibit 7.4(c)(xii) with respect to Lease termination rights of certain Tenants based on Outage Events or Future Outages. The provisions of such Exhibit 7.4(c)(xii) shall survive the Closing.

All prorations and closing payments shall be made on the basis of a closing statement reasonably approved by the Purchaser and each Seller. Except as otherwise stated, in the event any of the prorations or apportionments made under this Section 7.4 shall prove to be incorrect for any reason, then any party shall be entitled to a prompt adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. The provisions of this Section 7.4 shall survive the Closing for a period of nine (9) months, except that (i) the provisions of Section 7.4(b) and Section 7.4(c)(xi) shall survive the Closing indefinitely. Purchaser shall provide each Seller with an initial reconciliation of all amounts prorated under this Section 7.4 (the “Initial Reconciliation”) on the date which is one hundred twenty (120) days following the Closing Date and shall provide each Seller with a final reconciliation within nine (9) months of Closing (the “Final Reconciliation”), such Final Reconciliation which shall account for all final year end tenant reconciliations. Seller shall cooperate with the Purchaser in connection with the preparation of such Initial Reconciliation and Final Reconciliation. Any payments owing to any Seller shall be remitted by Purchaser within thirty (30) days of the Initial Reconciliation or Final Reconciliation, as applicable, or, if such reconciliation determines that a Seller was overpaid by the Purchaser (and/or any Tenants), such Seller shall remit to the Purchaser, within thirty (30) days of such Seller’s receipt of the Initial Reconciliation or Final Reconciliation, as applicable, such overpaid amount; provided, however, that in no event shall the Purchaser be required to pay to the Sellers any amounts due from any Tenants until the Purchaser actually receives such amounts from the applicable Tenants. The Purchaser and the Sellers acknowledge that, except as otherwise expressly provided herein, the purpose and intent of the provisions set forth in this Section 7.4 and elsewhere in this Agreement as to prorations and apportionments is that the Sellers shall bear all expenses of the ownership and operation of a Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and the Purchaser shall bear all such expenses and receive all income accruing thereafter. Any revenues and/or expenses affecting a Property that are not otherwise specifically addressed in Section 7.4(c) shall be apportioned consistently with the foregoing provisions.

7.5 Notice to Tenants. Each Seller and the Purchaser covenant and agree to execute, at Closing, a written notice of the acquisition of a Property by the Purchaser, in sufficient copies for transmittal to all Tenants affected by the sale and purchase of a Property and properly addressed to all such Tenants. Such notice shall be prepared by the Purchaser and approved by each Seller, shall notify the Tenants of the sale and transfer, the transfer of their security deposit, if any, and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by the Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, the Purchaser agrees to transmit or otherwise deliver such letters to the Tenants, with copies thereof to the Sellers, promptly after the Closing.

8. Real Estate Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, the Sellers shall be obligated to pay a commission to Morgan Stanley Investment Banking Division (the “Financial Advisor”) pursuant to a separate agreement between the Sellers and the Financial Advisor. Such commissions shall be paid in full at Closing. The Purchaser shall have no obligation whatsoever to make any payment to the Financial Advisor in connection with this Agreement. The Sellers and the Purchaser represent and warrant to each other that no other brokerage fee, finder’s fee or any other commission or similar fee shall be due or owing to any party other than Financial Advisor in connection with the transaction contemplated by this Agreement based on any action or contact by such party, and the Sellers and the Purchaser hereby indemnify and hold the other harmless from any and all loss, liability, claim, cause of action, damage, cost or other expense of any nature whatsoever, including, without limitation, reasonable attorneys’ fees and expenses resulting from a breach of such representation and warranty. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.

9. Termination and Default; Post-Closing Obligations

9.1 Termination by the Purchaser. In addition to any other rights of the Purchaser to terminate this Agreement expressly set forth in this Agreement, the Purchaser shall have the right to terminate this Agreement by (i) giving written notice to the Sellers of such termination prior to the expiration of the Offering Period if the condition to Closing set forth in Section 5.1(h) has not been satisfied prior to the expiration of the Offering Period and (ii) paying to the Sellers prior to the expiration of the Offering Period a termination fee in the amount of One Million Dollars ($1,000,000) pursuant to wiring instructions provided by the Sellers, whereupon the Deposit shall be promptly returned to the Purchaser and the parties hereto shall have no further obligations hereunder, except for such obligations or liabilities that expressly survive the termination of this Agreement; provided, however, that the Purchaser shall have no obligation to pay and the Sellers shall have no right to receive the $1,000,000 termination fee provided for in clause (ii) if at the time of such termination by the Purchaser the Purchaser would otherwise have the right to terminate this Agreement as a result of a material default by the Sellers of their obligations under this Agreement and the Purchaser has given timely notice of such default.

9.2 Purchaser’s Default. Subject to the satisfaction (or waiver in writing) of the conditions set forth in Section 5.1, if Purchaser materially defaults in its obligation to purchase the Properties subject to and in accordance with the terms of this Agreement, the Deposit (the “Liquidated Damages Amount”) shall promptly be paid to the Sellers by the Escrow Agent as liquidated damages for the Purchaser’s default and as the Sellers’ sole and exclusive remedy at law, in equity or otherwise for such default.

THE AMOUNT PAID TO AND RETAINED BY SELLERS AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISION SHALL BE SELLERS’ SOLE AND EXCLUSIVE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 9.2, SELLER AND PURCHASER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

9.3 Sellers’ Default Prior to Closing. In the event of a material default by any Seller hereunder which the Purchaser learns about prior to the Closing and the same is not cured by such Seller prior to Closing as provided for under this Agreement, the Purchaser may either (i) terminate this Agreement by giving written notice to the Sellers and Escrow Agent in which case the Escrow Agent shall promptly return the Deposit to the Purchaser, and the Sellers shall promptly pay to the Purchaser an amount equal to One Million Dollars ($1,000,000) as liquidated damages for such default or (ii) pursue specific performance (but no other action, for damages or otherwise, shall be permitted); provided, however, that (x) the Sellers shall have no obligation to pay and the Purchaser shall have no right to receive the $1,000,000 liquidated damages payment provided for in clause (i) if the Purchaser is in material default of its obligations under this Agreement and the Sellers have given timely notice of such default, and (y) any action for specific performance under clause (ii) shall be filed and served within thirty (30) days of the scheduled Closing Date and will not be construed to require the Sellers to cure any title defect, cure any false representation, comply with any covenant hereunder, cure any physical condition existing at a Property, or cause any third party to take any action with respect to a Property or the Sellers.

9.4 Post-Closing Liability. If any party breaches any of its covenants, obligations, representations or warranties set forth in this Agreement, the non-defaulting party shall be entitled to recover from such defaulting party any actual damages (excluding any special, speculative and/or consequential damages), suffered or incurred by such non-defaulting party as a result of such breach. Notwithstanding anything to the contrary contained in this Agreement, (i) the Sellers shall not have any liability to the Purchaser pursuant to the terms of this Section 9.4 for breaches of representations, warranties and pre-Closing covenants and obligations set forth in this Agreement until the damages suffered or incurred by the Purchaser exceeds in the aggregate an amount equal to One Million Dollars ($1,000,000) (the “Basket”), in which case Purchaser shall have the right to recover all damages incurred as a result of valid claims under this Section 9.4, including amounts less than the Basket, and (ii) the Sellers’ maximum liability to the Purchaser shall not exceed Fifteen Million Dollars ($15,000,000) (the “Cap Amount”). The Cap Amount shall be allocated among the Sellers in proportion to their applicable percentage interest in the Purchase Price so that if a particular Seller were to receive twenty percent (20%) of the total Purchase Price for the Properties the Cap Amount applicable to such Seller for its breaches and/or defaults shall be twenty percent (20%) of the total Cap Amount. Any action suit or proceeding brought by the Purchaser against the Sellers under this Agreement shall be commenced and served, if at all, on or before the expiration of the Survival Period and, if not commenced and served on or before the expiration of the Survival Period, thereafter shall be void and of no force or effect. The Sellers acknowledge and agree that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty or covenant provided the Purchaser files an action, suit or proceeding with respect thereto prior to the expiration of the Survival Period. The provisions of this Section 9.4 shall not apply to the costs or prorations governed by the provisions of Section 7.4 or to the commissions governed by the provisions of Section 8. Any payments made to any party pursuant to this section 9.4 shall constitute an adjustment of the Purchase Price for tax purposes and shall be treated as such by Purchaser and Sellers on their tax returns to the extent permitted by law.

9.5 Sellers Minimum Net Worth Covenant. Notwithstanding anything to the contrary contained herein, each Seller covenants to maintain a liquid net worth after Closing in an amount no less than the Cap Amount allocable to such Seller (less any amounts paid by such Seller on account of claims made by the Purchaser for payment of post-closing obligations of such Seller) for no less than the Survival Period, plus any additional amounts required pursuant to Section 7.4(c)(xii) for the duration required by such Section 7.4(c)(xii). Upon request from the Purchaser from time to time, each Seller shall be required to promptly provide reasonably satisfactory evidence to the Purchaser of the Seller’s compliance with the obligations set forth in the first sentence of this Section 9.5 If any Seller fails to comply with any of its foregoing obligations under this Section 9, such Seller acknowledges and agrees that the Purchaser shall have the right to trace the sale proceeds to the extent necessary to satisfy any breach or other claim which may be asserted by the Purchaser against such Seller and that such Seller has (or will prior to distribution of any such sale proceeds) notify such Seller’s members (and their respective members, partners and affiliates) of this tracing provision; provided, however, that in no event will the Purchaser have the right to trace any sale proceeds in excess of the Cap Amount allocable to such Seller plus the amount equal to such Seller’s obligations pursuant to Sections 8, 7.4(b), 7.4(c)(xi) and 7.4(c)(xii). Each Seller acknowledges and agrees that the Purchaser has relied and has the right to rely upon the foregoing in connection with the Purchaser’s consummation of the transactions set forth in this Agreement. The provisions of this Section 9.5 shall survive the Closing.

9.6 Termination as to More Than One Property. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall not have the right to terminate this Agreement as to more than one Property in the aggregate pursuant to the provisions of Section 3.1, Section 5.3, Section 5.4 and/or Section 7.2(h), and if the Purchaser has the right to terminate this Agreement as to more than one Property in the aggregate pursuant to a combination of such

Sections of this Agreement, then its only option shall be to terminate this Agreement in its entirety. For example, if the Purchaser terminates this Agreement as to a single Property pursuant to Section 5.3 as a result of a Major Casualty, then it shall have no right to terminate this Agreement as to any other Property pursuant to Section 3.1, Section 5.4 and/or Section 7.2(h), and its only right to terminate pursuant to such Sections shall be to terminate this Agreement in its entirety.

9.7 Termination Based on Strike Reserve Amount. Notwithstanding anything to the contrary contained in this Agreement, if the sum of (i) the Cap Amount plus (ii) the aggregate Strike Reserve Amount required to be funded by all of the Sellers at Closing pursuant to Exhibit 7.4(c)(xii) exceeds an amount equal to five percent (5%) of the Purchase Price, the Sellers and the Purchaser shall each be permitted to terminate this Agreement in its entirety by providing written notice to such effect to the other party, whereupon the Deposit shall be returned to the Purchaser and no party shall have any further obligation or liabilities under this Agreement, except for such obligations or liabilities that expressly survive the termination of this Agreement.

10. Miscellaneous

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference and all references in this Agreement to this Agreement shall include the documents executed and delivered by the parties to one another pursuant to the provisions of Section 7.2 and 7.3.

10.2 Binding On Successors and Assigns. Subject to Section 10.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.3 Assignment by Purchaser. This Agreement and all rights of the Purchaser hereunder may (upon written notice to Seller along with a copy of the assignment and assumption agreement) be assigned or transferred by the Purchaser to one or more of its affiliates wholly-owned and controlled by the Purchaser, in which event all instruments, documents and agreements required to be delivered to the Purchaser hereunder shall be delivered to, and run for the benefit of such entity or entities, and such entity or entities (rather than the Purchaser) shall execute and deliver any instruments, documents or agreements required to be executed and delivered by the Purchaser hereunder. The Sellers shall not have the right, power, or authority to assign, pledge or mortgage this Agreement or any portion of this Agreement. Except as provided for herein, without the prior written consent of the Sellers in their sole discretion, the Purchaser shall not, directly or indirectly, assign all or any of its rights hereunder, or permit a nominee to take title to the Properties pursuant to this Agreement. Any attempted assignment or nomination in violation hereof by either the Purchaser or the Sellers shall, at the election of the other party, be of no force or effect and shall constitute a default by the party attempting to do so. No transfer, whether with the Sellers’ consent or permitted hereunder shall operate to release the Purchaser or alter the Purchaser’s primary liability to perform the obligations of the Purchaser under this Agreement, including without limitation those obligations and liabilities which by their express terms survive termination of the Agreement or the Closing.

10.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the Sellers or the Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without regard to the principles of conflicts of law. The Sellers, the Purchaser and their respective assignees hereby consent to the exclusive jurisdiction of any federal or state court located in the State of Delaware.

10.6 Counterparts; Signatures. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Facsimile signatures or signatures delivered as pdf or similar attachments to an e-mail shall be the same as original signatures for all purposes; provided, however, that in the event of the delivery by a party of signatures by facsimile or as a pdf or similar attachment to an e-mail, such party shall promptly thereafter deliver confirming original signatures.

10.7 Notices. All notices and other communications hereunder shall be in writing, personally delivered or mailed by first-class registered or certified mail, return receipt requested, postage prepaid or delivered by Federal Express or another nationally recognized overnight commercial courier against receipt, or sent by facsimile providing that a confirming copy is simultaneously sent by Federal Express or other nationally recognized overnight commercial courier:

(i)	if to the Sellers at:

c/o Rockwood Capital, LLC

Two Embarcadero Center

23rd Floor

San Francisco, CA 94111

Attention: Jennifer A. Levy and Peter Kaye

Facsimile: (415) 788-7054

and

Rockwood Capital, LLC

10 Bank Street

11th Floor

White Plains, NY 10606

Attention: David I. Becker, Esq.

Facsimile: (914) 761-3100

and

Goodwin Procter LLP

Exchange Place

Boston, MA 02109-2881

Attention: Christopher B. Barker, Esq. and Craig C. Todaro, Esq.

Facsimile: (617) 227-8591

(ii)	if to the Purchaser at:

560 Mission Street, Suite 2900

San Francisco, CA 94105

Attention: Scott E. Peterson

Facsimile no. (415) 738-6501

with a copy to:

Mayer Brown LLP

350 South Grand Avenue, Suite 2500

Los Angeles, CA 90071

Attention: Brian Aronson, Esq.

Facsimile no. (213) 625-0248

Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party may designate a new address by written notice to the other in accordance with this Section 10.7. The inability to deliver a notice because of a changed address of which proper notice was not given shall be deemed a refusal of such notice.

10.8 Attorneys’ Fees. In the event of a judicial, arbitration or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 10.8 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

10.9 IRS Real Estate Sales Reporting. The Purchaser, the Sellers and Escrow Agent hereby agree and acknowledge that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). The Purchaser and the Sellers shall reasonably cooperate in connection with such filings.

10.10 Time Periods. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

10.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party to be charged.

10.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

10.13 Descriptive Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

10.14 Time of the Essence. Time is of the essence with respect to each of the material provisions of this Agreement.

10.15 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in State of New York.

10.16 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both the Purchaser and the Sellers have contributed substantially and materially to the preparation of this Agreement.

10.17 No Personal Liability. The Purchaser and each person dealing with each Seller, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of each Seller for satisfaction of any obligations of each Seller, and they further agree that no investor, partner, owner, advisor, manager, employee, officer, director or agent of each Seller shall have any personal liability hereunder or otherwise. Notwithstanding anything to the contrary contained herein, each Seller covenants to maintain a net worth after Closing at least sufficient to satisfy such Seller’s potential obligations to the Purchaser under this Agreement. If any Seller does not maintain a net worth post-Closing sufficient to satisfy such Seller’s obligations to the Purchaser after Closing, such Seller acknowledges that the Purchaser shall have the right to trace the sale proceeds to the extent necessary to satisfy any breach or other claim which may be asserted by the Purchaser against such Seller and that such Seller has (or will prior to distribution of any such sale proceeds) notify such Seller’s members (and their respective members, partners and affiliates) of this tracing provision; provided, however, in no event will the Purchaser have the right to trace any sale proceeds in excess of the Cap Amount applicable to such Seller. Each Seller acknowledges and agrees that the Purchaser has relied and has the right to rely upon the foregoing in connection with the Purchaser’s consummation of the transaction set forth in this Agreement

10.18 Execution by Officer of Purchaser. This Agreement is executed on behalf of the Purchaser by an officer of the Purchaser, acting in his/her capacity as an officer of the Purchaser and not individually. The Sellers and each person dealing with the Purchaser, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of the Purchaser for satisfaction of any obligations of the Purchaser, and they further agree that no stockholder, advisor, manager, employee, officer, director or agent of the Purchaser shall have any personal liability hereunder or otherwise.

10.19 JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN

CONTRACT OR TORT) BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

10.20 Survival. Any obligations of the Sellers or the Purchaser hereunder, including, without limitation, contractual indemnities, which are not liquidated on the Closing Date or which by their terms may arise after the Closing Date, shall survive the Closing subject, however, to any limitations on survival expressly set forth in this Agreement.

10.21 Submission Not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by the Purchaser or the Sellers does not constitute an offer by the Sellers or the Purchaser to enter into an agreement to sell or purchase the Properties, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Purchaser and the Sellers in their sole discretion is executed and delivered by the Sellers and the Purchaser.

10.22 No Recording. The provisions hereof shall not constitute a lien on any Property. Except to the extent required to comply with applicable legal requirements (including, without limitation, Securities and Exchange Commission), neither the Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If any party breaches the foregoing provision, such party shall be in default under this Agreement which shall entitle the other party to damages and remedies under this Agreement.

10.23 Several But Not Joint Liability. Notwithstanding anything contained herein, the Chandler Seller, the Chantilly Seller, the El Segundo Seller, the Oakland Seller and the San Francisco Seller hereunder shall be severally, but not jointly, liable for all purposes hereunder.

10.24 Information and Audit Cooperation. At Purchaser’s request, at any time after the Closing Date, a requested Seller shall provide to Purchaser’s designated independent auditor reasonable access to the books and records of such Seller’s Property, and all related information regarding the period for which Purchaser is required to have such Property audited under the regulations of the Securities and Exchange Commission, and such Seller shall provide to such auditor a representation letter regarding the books and records of the Property for such period in form substantially similar to the form provided by the Sellers to the Purchaser’s auditor for the calendar quarter ended March 31, 2010. The Purchaser and each Seller also agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Properties, including, without limitation, access to books and records, as is reasonably necessary for the filing of all tax returns by Purchaser or such Seller, the making of any election relating to taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any tax; provided, however, that the requesting party shall pay or reimburse any out-of-pocket costs incurred in connection therewith. The provisions of this Section 10.24 shall survive the Closing for 36 months with respect to audit matters and for the statute of limitations with respect to tax matters.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal and as of the date first written above.

SELLERS: MainRock II Chandler, LLC, a Delaware limited liability company

By:	/s/ EDMOND A. KAVOUNAS
Name:	Edmond A. Kavounas
Title:	Authorized Person

MainRock II Chantilly, LLC, a Delaware limited liability company

By:	/s/ EDMOND A. KAVOUNAS
Name:	Edmond A. Kavounas
Title:	Authorized Person

MainRock, LLC, a Delaware limited liability company

By:	/s/ EDMOND A. KAVOUNAS
Name:	Edmond A. Kavounas
Title:	Authorized Person

365 Jack London Square, LLC, a Delaware limited liability company

By:	/s/ EDMOND A. KAVOUNAS
Name:	Edmond A. Kavounas
Title:	Authorized Person

Rincon 365 Borrower, LLC, a Delaware limited liability company

By:	/s/ EDMOND A. KAVOUNAS
Name:	Edmond A. Kavounas
Title:	Authorized Person

PURCHASER:

DIGITAL REALTY TRUST, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc., a Maryland corporation, Its general partner

	By:	/s/ MICHAEL F. FOUST
	Name:	Michael F. Foust
	Title:	Chief Executive Officer

SCHEDULE 1

INDEX OF DEFINED TERMS

“Act”	Section 6.6
“Adverse Discovery”	Section 4.3
“Agreement”	Introductory Paragraph
“Allocation of Values”	Section 2
“Anti-Money Laundering and Anti-Terrorism Laws”	Section 6.4(f)
“Baseline Disclosure Documents”	Section 4.3
“Basket”	Section 9.4
“Business Day”	Section 10.15
“California Sellers”	Section 6.6
“Cap Amount”	Section 9.4
“Capped Uninsured Amount	Section 5.3
“Chandler Existing Leases”	Section 1(d)(i)
“Chandler Existing Property Contracts”	Section 1(f)(i)
“Chandler Improvements”	Section 1(b)(i)
“Chandler Intangible Property”	Section 1(e)(i)
“Chandler IT Systems”	Section 1(g)(i)
“Chandler Land”	Section 1(a)(i)
“Chandler Leases”	Section 1(d)(i)
“Chandler New Property Contracts”	Section 1(f)(i))
“Chandler Personal Property”	Section 1(c)(i)
“Chandler Property Contracts”	Section 1(f)(i)
“Chandler Property”	Section 1
“Chandler Real Property”	Section 1(b)(i)
“Chandler Seller”	Introductory Paragraph
“Chandler Tenant Deposits”	Section 1(d)(i)
“Chandler Tenants”	Section 1(d)(i)
“Chantilly Existing Leases”	Section 1(d)(ii)
“Chantilly Existing Property Contracts”	Section 1(f)(ii)
“Chantilly Improvements”	Section 1(b)(ii)
“Chantilly Intangible Property”	Section 1(e)(ii)
“Chantilly IT Systems”	Section 1(g)(ii)1(g)(i)
“Chantilly Land”	Section 1(a)(ii)
“Chantilly Leases”	Section 1(d)(ii)
“Chantilly New Property Contracts”	Section 1(f)(ii)
“Chantilly Personal Property”	Section 1(c)(ii)1(c)(i)
“Chantilly Property Contracts”	Section 1(f)(i)
“Chantilly Property”	Section 1
“Chantilly Real Property”	Section 1(b)(ii)
“Chantilly Seller”	Introductory Paragraph
“Chantilly Tenant Deposits”	Section 1(d)(ii)
“Chantilly Tenants”	Section 1(d)(ii)
“Claims”	Section 6.5

“Closing Date”	Section 7.1
“Closing”	Section 7.1
“Code”	Section 2.2
“Cupertino Electric Equipment”	Section 1(c)(vi)
“Deed”	Section 7.2(a)
“Deposit”	Section 2.1
“Diligence Deductible”	Section 4.3
“Diligence Termination Notice”	Section 4.3
“Disclosure Statements”	Section 6.6
“Due Diligence Period”	Section 4.3
“El Segundo Existing Leases”	Section 1(d)(iii)
“El Segundo Existing Property Contracts”	Section 1(f)(iii)
“El Segundo Improvements”	Section 1(b)(iii)
“El Segundo Intangible Property”	Section 1(e)(iii)
“El Segundo IT Systems”	Section 1(g)(iii)
“El Segundo Land”	Section 1(a)(iii)
“El Segundo Leases”	Section 1(d)(iii)
“El Segundo New Property Contracts”	Section 1(f)(iii)
“El Segundo Personal Property”	Section 1(c)(iii)
“El Segundo Property Contracts”	Section 1(f)(iii)
“El Segundo Property”	Section 1(g)(v)
“El Segundo Real Property”	Section 1(b)(iii)
“El Segundo Seller”	Introductory Paragraph
“El Segundo Tenant Deposits”	Section 1(d)(iii)
“El Segundo Tenants”	Section 1(d)(iii)
“Employees”	Section 7.4(a)
“Environmental Requirements”	Section 6.7
“Escrow Agent”	Section 3.1
“Executive Order”	Section 6.4(f)
“Extension Notice”	Section 3.1
“Final Reconciliation”	Section 7.4
“Financial Advisor”	Section 8
“Future Outage”	Exhibit 7.4(c)(xi)
“Hazardous Materials”	Section 6.7
“Improvements”	Section 1(b)
“Initial Reconciliation”	Section 7.4
“Inspection Records”	Section 4.1(b)
“Intangible Property”	Section 1(e)
“IT Systems”	Section 1(g)
“Land”	Section 1(a)
“Leases”	Section 1(d)
“Liquidated Damages Amount”	Section 9.2
“Major Casualty”	Section 5.3
“Major Condemnation”	Section 5.4
“Major Tenants”	Section 5.1(c)
“Natural Hazard Area”	Section 6.6

“Natural Hazard Reports”	Section 6.6
“New Lease”	Section 5.6(b)
“Non-Released Matters”	Section 6.5(t)
“Oakland Existing Leases”	Section 1(d)(iv)
“Oakland Existing Property Contracts”	Section 1(f)(iv)
“Oakland Improvements”	Section 1(b)(iv)
“Oakland Intangible Property”	Section 1(e)(iv)
“Oakland IT Systems”	Section 1(g)(iv)
“Oakland Land”	Section 1(a)(iv)
“Oakland Leases”	Section 1(d)(iv)
“Oakland New Property Contracts”	Section 1(f)(iv)
“Oakland Personal Property”	Section 1(c)(iv)
“Oakland Property Contracts”	Section 1(f)(iv)
“Oakland Property”	Section 1
“Oakland Real Property”	Section 1(b)(iv)
“Oakland Seller”	Introductory Paragraph
“Oakland Tenant Deposits”	Section 1(d)(iv)
“Oakland Tenants”	Section 1(d)(iv)
“Objection Notice”	Section 3.1
“Objection Response Notice”	Section 3.1
“Offering Period”	Section 5.1(h)
“Outage Events”	Exhibit 7.4(c)(xii)
“Permitted Exceptions”	Section 7.2(a)
“Personal Property”	Section 1(c)
“Properties”	Section 1(g)
“Property Changed Circumstance MAE”	Section 7.2(h)
“Property Contracts”	Section 1(f)
“Property”	Section 1(g)
“Purchase Price”	Section 2
“Purchaser”	Introductory Paragraph
“Real Properties”	Section 1(b)
“Real Property”	Section 1(b)
“Released Parties”	Section 6.5
“Remote Hands Agreements	Section 4.2
“Reports”	Section 6.7
“San Francisco Existing Leases”	Section 1(d)(v)
“San Francisco Existing Property Contracts”	Section 1(f)(v)
“San Francisco Improvements”	Section 1(b)(v)
“San Francisco Intangible Property”	Section 1(e)(v)
“San Francisco IT Systems”	Section 1(g)(v)
“San Francisco Land”	Section 1(a)(v)
“San Francisco Leases”	Section 1(d)(v)
“San Francisco New Property Contracts”	Section 1(f)(v)
“San Francisco Personal Property”	Section 1(c)(v)
“San Francisco Property Contracts”	Section 1(f)(v)
“San Francisco Property”	Section 1

“San Francisco Real Property”	Section 1(b)(v)
“San Francisco Seller”	Introductory Paragraph
“San Francisco Tenant Deposits”	Section 1(d)(v)
“San Francisco Tenants”	Section 1(d)(v)
“Schedule of Leases”	Section 6.1(i)
“Seller Encumbrance”	Section 3.1
“Seller”	Introductory Paragraph
“Sellers”	Introductory Paragraph
“Survey”	Section 3.1
“Surveys”	Section 3.1
“Survival Period”	Section 6.3
“Tenant Deposits”	Section 1(d)
“Tenants”	Section 1(d)
“Title Commitment”	Section 3.1
“Title Commitments”	Section 3.1
“Title Company”	Section 3.1
“Title and Survey Matters”	Section 3.1

Exhibit 4.3B

1.	Any effect, event, development or change arising out of or resulting from (a) except for the satisfaction of the closing condition set forth in Section 5.1(h) of the Agreement, changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or stock prices, (b) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with Tenants, suppliers, vendors, lenders, investors, venture partners or employees, (c) changes in GAAP, (d) fire, earthquakes, hurricanes, floods, or other natural disasters, which are subject to the provisions of Section 5.3, or (e) any action taken by any Seller at the written request or with the written consent of the Purchaser.

2.	Any payment default by a Tenant under its Lease and any bankruptcy, receivership or similar proceeding filed by or against any Tenant under a Lease, or the credit, business or prospects of a Tenant.

Exhibit 4.3B – Page 1

EXHIBIT 4.3C

ARBITRATION PROCEDURES

Any dispute, controversy or claim expressly required pursuant to the terms of Section 4.3 to be submitted to arbitration shall be submitted to and settled by binding arbitration in the City of San Francisco, California, pursuant to the rules of the Judicial Arbitration and Mediation Services, Inc., then in effect (or at any other place or under any other form of arbitration mutually acceptable to the parties). Notwithstanding the foregoing, the parties hereto agree that any such arbitration shall be governed by the following requirements:

(a) A single neutral arbitrator (with at least five (5) years experience in providing accounting, financial management or financial consulting services for data center assets and with no material business with the Sellers or the Purchaser within the last two (2) years) mutually selected by the parties shall conduct the arbitration proceedings. If the parties are unable to agree upon a single neutral arbitrator within ten (10) days from the date of any notice of demand for arbitration, the arbitrator shall be promptly appointed by the head of technology consulting at PricewaterhouseCoopers. The party so designated shall be hereinafter referred to as the “Arbitrator”.

(b) Within one (1) Business Day after the selection of the Arbitrator, each of the applicable Seller and the Purchaser shall submit to the Arbitrator its opinion (expressed as a single dollar amount) of the adverse impact on value resulting from the applicable Adverse Discovery(s). The Arbitrator shall be required to choose the opinion of the adverse impact on value presented by either the applicable Seller or the Purchaser, and shall have no right to make any other decision or determination as to such adverse impact on value (i.e. the arbitration procedure pursuant to this Exhibit 4.3C shall so-called “baseball-style” arbitration). If one but not both of the applicable Seller or the Purchaser timely delivers to the Arbitrator its opinion as to the adverse impact on value resulting form the applicable Adverse Discovery(s), then no arbitration shall take place and the opinion as to adverse impact on value of the party that timely submitted its opinion to the Arbitrator shall automatically be the stipulated adverse impact on value for the purposes of Section 4.3. Any arbitration decision shall be in writing, with the bases of such decision specified in reasonable detail.

(c) The arbitration proceeding shall be limited to two (2) days with each party entitled to present its witnesses and documents over a total period not to exceed six (6) hours. Each party shall submit to the other party, not less than five (5) business days (or such longer period as the Arbitrator may specify) prior to the commencement of the arbitration hearing, (i) a list of the persons whose testimony the other party intends to elicit at the arbitration hearing, (ii) copies of any and all documents to be offered into evidence, and (iii) a description in reasonable detail of any other evidence such party intends to offer into evidence.

Exhibit 4.3C – Page 1

(d) Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the state forum having jurisdiction over the subject matter of such arbitration. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees; and provided, further, that the Arbitrators may award all or any portion of the costs of either party to be borne by the other party where the Arbitrator find that such other party’s claim or defense was manifestly unreasonably maintained.

(e) The Sellers and the Purchaser hereby instruct the Arbitrator to conduct the process and render a decision as quickly as practicable (and in any event within thirty (30) days after its appointment) and minimize all time periods for conducting the arbitration to the greatest extent reasonably practicable. The dispute shall be decided by the Arbitrator based solely on the submissions of the Sellers and the Purchaser and without discovery unless the Arbitrator deems such discovery necessary to make a decision and such discovery will not cause the decision of the Arbitrator to be rendered more then thirty (30) days after its appointment. Each party to the arbitration shall cooperate with one another in the production of requested documents and in the submission and presentation of arguments to the Arbitrator at the earliest practicable date; and the Arbitrator shall unilaterally decide the dispute in a written opinion which shall be conclusive and binding upon them. The Arbitrator conducting any arbitration shall be bound by the provisions of this Agreement including, without limitation, the requirement that the arbitration decision be rendered within thirty (30) days after the date of its appointment, and shall not have the power to add to, subtract from or to otherwise modify such provisions.

Exhibit 4.3C – Page 2

EXHIBIT 5.1(c)(i)

FORM OF ESTOPPEL CERTIFICATE

[Note: Form to be revised to conform to document name (e.g. lease) and terms used therein (e.g. landlord and tenant)]

This Estoppel Certificate (“Certificate”), dated as of                     , 20    , is executed by                                         , a                                          (“Licensee”) in favor of Digital Realty Trust, L.P. (collectively, “Buyer”), and any lenders now or hereafter providing any financing secured by the Property (as defined below) (each, a “Lender”), all of whom, together with their successors and assigns, may rely upon this Certificate.

RECITALS

A. Buyer and                                         , a                                          (“Licensor”), have entered into that certain Asset Purchase Agreement dated as of                     , 2010 (the “Purchase Agreement”), whereby Buyer has agreed to purchase, among other things, that certain real property situated at and known as                                          (the “Property”).

B. Licensee and Licensor have entered into that certain license agreement dated as of                                          (together with all amendments, modifications, supplements, guarantees and restatements thereof, the “License”), for a portion of the Property.

C. In connection with the Purchase Agreement, Licensor has requested that Licensee execute this Certificate with an understanding that Buyer and Lender will rely on the representations and agreements below.

NOW, THEREFORE, Licensee certifies, warrants and represents to Buyer and Lender as follows:

Section 1. License. A true, correct and complete list of all of the documents comprising the License is set forth on Exhibit A attached hereto (“License Documents”). The License Documents have not been amended, modified, supplemented or restated except as set forth on Exhibit A.

Section 2. Licensed Premises.

Pursuant to the License, Licensee licenses certain premises (the “Licensed Premises”) within the Property, as more particularly described in the License with a basic capacity of              kilowatts. In addition, pursuant to the terms of the License, Licensee has the right to use the parking area located on the Property, on a first come, first served basis during the term of the License.

Section 3. Full Force of License. The License has been duly authorized, executed and delivered by Licensee, is in full force and effect and has not been terminated.

Exhibit 5.1.(c)(i) – Page 1

Section 4. Complete Agreement. The License constitutes the complete agreement between Licensor and Licensee for the Licensed Premises and the Property, and, except as modified by the License amendments noted above (if any), has not been modified, altered or amended.

Section 5. Acceptance of Licensed Premises. Licensee has accepted possession and is currently occupying the Licensed Premises.

Section 6. License Term The term of the License commenced on                                          and ends on                                         . There are no options to extend the term of the License, except as set forth in the License.

Section 7. Purchase Rights. Licensee has no option, right of first refusal, right of first offer, or other right to acquire or purchase all or any portion of the Licensed Premises or all or any portion of, or interest in, the Property, except as follows, if any:                                                              .

Section 8. Rent.

(a) The obligation to pay rent under the License commenced on                                         . The rent under the License has been paid through                     , 20    ,and Licensee is not in default in the performance of any of its obligations under the License.

(b) Licensee is currently paying base rent under the License in the amount of $             per month. No rent has been prepaid beyond the current calendar month. Licensee has not received and is not entitled to any abatement, refunds, rebates, concessions or forgiveness of rent or other charges, free rent, partial rent, or credits, offsets or reductions in rent, except as follows, if any:                                                              .

(c) [Only for non-SF:Licensee’s estimated share of operating expenses, common area charges, insurance, real estate taxes and administrative and overhead expenses is             % and is currently being paid at the rate of $             per month.]

(d) Licensor has performed all obligations required of Licensor pursuant to the License. There are no existing defenses or offsets against rent due or to become due under the terms of the License, and there presently is no default or other wrongful act or omission by Licensor under the License or otherwise in connection with Licensee’s occupancy of the Licensed Premises, nor, to Licensee’s knowledge, is there a state of facts which with the passage of time or the giving of notice or both could ripen into a default on the part of Licensee or on the part of Licensor under the License, except as follows, if any:                                                              .

Section 9. Security Deposit. The amount of Licensee’s security deposit held by Licensor under the License is $            . The security deposit is in the form of [cash/letter of credit].

Exhibit 5.1(c)(i) – Page 2

Section 10. Assignments by Licensee. Licensee has not sublet or assigned the Licensed Premises or the License or any portion thereof to any sublessee or assignee, except as follows, if any:                                                             .

Section 11. Licensee Bankruptcy. There are no pending, or to Licensee’s knowledge, threatened actions, voluntary or involuntary, against Licensee under federal or state bankruptcy or insolvency laws.

Section 12. Licensee Expansion/Termination Rights. Licensee does not have any right or option to expand the Licensed Premises or reduce the Licensed Premises or lease or license any other space at the Property or to terminate the License, except as set forth in the License.

Section 13. Authority. The undersigned has the authority to execute and deliver this Certificate on behalf of Licensee and acknowledges that the Buyer and its successors and assigns will rely on this Certificate in purchasing the Property and Lender and its successors and assigns will rely on this Certificate in connection with its providing financing secured by the Property.

Exhibit 5.1(c)(i) – Page 3

Executed as of the day and year first set forth above.

LICENSEE:

a

By:
Name:
Its:

[TO THE EXTENT APPLICABLE, INCLUDE THE FOLLOWING WITH RESPECT TO ANY GUARANTOR:

Guarantor hereby expressly ratifies and confirms its obligations as guarantor of the Lease pursuant to that certain [Guaranty of Lease] made as of                  ,         .

GUARANTOR:

By:
Name:

Exhibit 5.1(c)(i) – Page 4